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                                                               EXECUTION VERSION

                                                                      EXHIBIT 10

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                         TEXAS-NEW MEXICO POWER COMPANY

                         TEXAS GENERATING COMPANY, L.P.

                                       AND

                               TWIN OAKS POWER, LP



                            DATED AS OF JUNE 14, 2002

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                               Table of Contents

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
ARTICLE 1      DEFINITIONS ............................................................   1

    1.1      Defined Terms ............................................................   1

    1.2      Interpretation ...........................................................  13

ARTICLE 2      PURCHASE AND SALE OF ASSETS ............................................  14

    2.1      Transfer of Assets .......................................................  14

    2.2      Retained Assets and Excluded Assets ......................................  15

    2.3      Assumed Liabilities ......................................................  16

    2.4      Excluded Liabilities .....................................................  17

    2.5      Closing ..................................................................  19

    2.6      Purchase Price and Allocation ............................................  19

    2.7      Post-Closing Audit of Assets and Post-Closing Adjustment to
             Purchase Price ...........................................................  20

    2.8      Resolution of Dispute Regarding Closing Date Non-Transferred Assets
             List .....................................................................  21

    2.9      Escrow Amount ............................................................  21

    2.10     Default ..................................................................  21

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF SELLER AND TNMP ......................  23

    3.1      Transaction Representations ..............................................  23

    3.2      Reserved. ................................................................  24

    3.3      Compliance with Laws .....................................................  24

    3.4      Permits ..................................................................  25

    3.5      Environmental Matters. ...................................................  25

    3.6      Litigation ...............................................................  26

    3.7      Zoning and Condemnation ..................................................  26

    3.8      Brokers ..................................................................  27

    3.9      Contracts ................................................................  27

    3.10     Assets Used in the Operation of the Facility .............................  27

    3.11     Bankruptcy ...............................................................  28

    3.12     Public Utility Holding Company Act .......................................  28

    3.13     Non-Infringement .........................................................  28

    3.14     Mechanics' Liens .........................................................  28
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                                Table of Contents

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
         3.15     Title to the Assets ....................................  28

         3.16     Reserved ...............................................  28

         3.17     Real Property Interests ................................  28

         3.18     Insurance ..............................................  30

         3.19     Labor Matters ..........................................  30

         3.20     Benefit Plans; ERISA ...................................  31

         3.21     Taxes ..................................................  31

         3.22     Intellectual Property ..................................  32

         3.23     Capital Expenditures ...................................  32

         3.24     Facility Performance ...................................  32

         3.25     Disclosure .............................................  32

    ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF PURCHASER .........  33

         4.1      Transaction Representations ............................  33

         4.2      Litigation .............................................  34

         4.3      Brokers ................................................  34

         4.4      Sufficient Funds .......................................  34

         4.5      Bankruptcy .............................................  34

    ARTICLE 5        CERTAIN AGREEMENTS ..................................  35

         5.1      Purchaser's Acknowledgement and Agreement ..............  35

         5.2       "AS IS" SALE ..........................................  35

         5.3      Consents and Approvals .................................  35

         5.4      Confidentiality ........................................  37

         5.5      Cooperation ............................................  38

         5.6      Taxes, Prorations and Closing Costs ....................  38

         5.7      No Recourse ............................................  41

         5.8      Risk of Loss ...........................................  41

         5.9      Conduct of Business Relating to the Assets .............  42

         5.10     Access to Information ..................................  43

         5.11     Public Statements ......................................  44

         5.12     Expenses ...............................................  44

         5.13     Repair of Pond Leaks. ..................................  44

         5.14     Spare Parts ............................................  45

         5.15     Further Assurances .....................................  45

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                               Table of Contents

         5.16     Post-Closing - Information and Records .................................  45

         5.17     Employees. .............................................................  47

         5.18     Review of Accounts Payable .............................................  48

         5.19      Advice of Changes .....................................................  48

         5.20     Interconnection Agreement ..............................................  48

     ARTICLE 6        CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER ...................  49

         6.1      No Injunctions .........................................................  49

         6.2      True Representations and Warranties ....................................  49

         6.3      Compliance with Provisions .............................................  49

         6.4      Seller's Receipt of Approvals of Governmental Authorities ..............  49

         6.5      Purchaser's Receipt of Approvals of Governmental Authorities ...........  49

         6.6      Officer's Certificates .................................................  49

         6.7      Legal Opinion ..........................................................  49

         6.8      Deliveries .............................................................  49

         6.9      Survey .................................................................  50

         6.10     Title Insurance ........................................................  50

         6.11     No Material Adverse Effect .............................................  50

         6.12     Hart-Scott-Rodino ......................................................  50

         6.13     No Termination .........................................................  50

     ARTICLE 7        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND
                      TNMP ...............................................................  50

         7.1      No Injunctions .........................................................  50

         7.2      Compliance with Provisions .............................................  51

         7.3      True Representations and Warranties ....................................  51

         7.4      Seller's and TNMP's Receipt of Approvals of Governmental Authorities ...  51

         7.5      Purchaser's Receipt of Approvals of Governmental Authorities ...........  51

         7.6      Officer's Certificates .................................................  51

         7.7      No Adverse Proceedings .................................................  51

         7.8      Deliveries .............................................................  51

         7.9      Hart-Scott-Rodino ......................................................  51

         7.10     No Termination .........................................................  51

         7.11     Legal Opinion ..........................................................  52

     ARTICLE 8        INDEMNIFICATION ....................................................  52

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                                Table of Contents

         8.1      Indemnification ........................................................   52

         8.2      Defense of Claims ......................................................   54

   ARTICLE 9         MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS ........................   56

         9.1      Survival of Representations, Warranties and Covenants ..................   56

         9.2      Bulk Sales .............................................................   56

         9.3      Expenses ...............................................................   56

         9.4      Entire Document ........................................................   56

         9.5      Schedules ..............................................................   57

         9.6      Counterparts, Facsimile Signatures .....................................   57

         9.7      Severability ...........................................................   57

         9.8      Assignability ..........................................................   57

         9.9      Captions ...............................................................   57

         9.10     Governing Law ..........................................................   57

         9.11     Choice of Forum ........................................................   57

         9.12     Notices ................................................................   58

         9.13     Time is of the Essence .................................................   59

         9.14     Termination ............................................................   59

         9.15     [Reserved] .............................................................   61

         9.16     No Third Party Beneficiaries ...........................................   61

         9.17     No Joint Venture .......................................................   61

         9.18     Construction of Agreement ..............................................   61

         9.19     Conflicts ..............................................................   61

         9.20     Effect of Closing Over Known Unsatisfied Conditions or Breached
                  Representations, Warranties or Covenants ...............................   61

         9.21     CONSENT TO JURISDICTION ................................................   61

         9.22     Sale of the Assets by Purchaser ........................................   62

                                       iv

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  EXHIBITS           TITLE
  --------           -----

      A         -    Form of Assignment and Assumption Agreement

      B         -    Form of Bill of Sale

      C         -    Confidentiality Agreement

      D         -    Form of Escrow Agreement

      E         -    Form of Sempra Energy Guaranty

      F         -    Form of Special Warranty Deed



  SCHEDULES          TITLE
  ---------          -----

      1.1       -    Seller's and TNMP's Officers, Managers and Employees With
                     Knowledge

      1.2       -    Purchaser's Officers and Employees With Knowledge

      1.3-A     -    Legal Description of the Site

      1.3-B     -    Legal Description of the Well Sites

      2.1(b)    -    Improvements, Buildings, Structures and Equipment

      2.1(c)    -    Other Real Property Rights

      2.1(d)    -    Permits

      2.1(g)    -    Inventories

      2.1(h)    -    Other Personal Property

      2.1(i)    -    Intellectual Property

      2.1(m)    -    Warranties

      2.2       -    Retained Assets

      3.3       -    Compliance Exceptions

      3.4(a)    -    Permit Non-Compliance

      3.5(a)    -    Environmental Audits and Reports Not Provided to Purchaser

                                        v


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      3.5(b)    -    Environmental Matters

      3.6       -    Seller's and TNMP's Litigation

      3.7       -    Notices of Government Action

      3.9(a)    _    Assigned Contracts

      3.9(b)    -    Contractual Defaults or Terminations

      3.10      -    Assets to be Obtained by Purchaser

      3.13      -    Infringement Claims

      3.14      _    Mechanics' Liens

      3.17      -    Real Property Disclosures

      3.18      _    Insurance

      3.19(a)   _    Seller's Employees

      3.19(b)   _    Labor Matters

      3.20(a)   _    Benefit Plans

      3.20(b)   -    ERISA Matters

      3.21      _    Tax Matters

      3.23      _    Capital Expenditures

      4.2       -    Purchaser's Litigation

      5.3(a)    -    Seller's and TNMP's Required Consents and Approvals

      5.3(c)    -    Purchaser's Required Consents

      5.5       -    TNMP's Contract Labor Rates

      5.9       -    Conduct of Business Not in the Ordinary Course

      6.8       -    Closing Deliveries by Seller and TNMP

      7.4       -    Required Governmental Approvals

      7.8       -    Closing Deliveries by Purchaser

                           PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT is made as of June 14, 2002 (the "Effective Date"), by and among TEXAS GENERATING COMPANY, L.P., a Texas limited partnership ("Seller"), TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation ("TNMP") and TWIN OAKS POWER, LP, a Texas limited partnership ("Purchaser").

                                   BACKGROUND

     A. Seller and TNMP each own certain of the Assets (as defined below), including the Facility (as defined below), which Assets Seller and TNMP desire to sell.

     B. Seller, TNMP and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities with respect to the purchase and sale of the Assets.

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, the Parties (as defined herein) agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

     . Additional Pond Tests. "Additional Pond Tests" has the meaning set forth in Section 5.13(b).

     . Affiliate. "Affiliate" of a Person means any other Person that (a) directly or indirectly controls the specified Person; or (b) is controlled by or is under direct or indirect common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise; provided, however, that a contract between a Person and any supplier of fuel or power purchaser does not, by itself, constitute "control" for the purposes of this definition.

     . Agreement. "Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

     .    Article. "Article" means a numbered article of this Agreement. An
          Article includes all the numbered sections of this Agreement that begin with the same number as that Article.

     . Assets. "Assets" has the meaning set forth in Section 2.1 "Transfer of Assets."

       . Assigned Contracts. "Assigned Contracts" has the meaning set forth in Section 2.1(l) "Assigned Contracts."

       . Assignment. "Assignment" means that certain Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto, executed by Seller, TNMP and Purchaser.

       . Assumed Liabilities. "Assumed Liabilities" has the meaning set forth in Section 2.3 "Assumed Liabilities."

       .      Auditor. "Auditor" has the meaning set forth in Section 2.7(a).

       .      Benefit Plan. "Benefit Plan" has the meaning set forth in Section
              3.20 "Benefit Plans; ERISA."

       . Bill of Sale. "Bill of Sale" means the Bill of Sale, in substantially the form of Exhibit B attached hereto, transferring the Assets, not including the Real Property Interests, to Purchaser on the Closing Date.

       . Books and Records. "Books and Records" has the meaning set forth in Section 2.1(f).

       . Business Day. "Business Day" means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the States of Texas, California or New York.

       . Capital Expenditure. "Capital Expenditure" means any additions to or replacements of property, plant and equipment included in the Assets that would be capitalized by Seller in accordance with generally accepted accounting principles in the United States.

       . Casualty. "Casualty" means any damage to or destruction of all or any portion of the Assets, including without limitation, as a result of fire, lightning, wind, rain, hail, ice, snow, freezing, earthquake, earth movement, flood, or acts of terrorism, where the cost of restoring such Asset or Assets to the same quality and condition such Asset or Assets were in prior to the Casualty is likely to exceed Five Thousand Dollars ($5,000).

       . CERCLA. "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act 42 U.S.C.ss.9601, as it exists on the Closing Date.

       .      Closing. "Closing" has the meaning set forth in Section 2.5
              "Closing."

       .      Closing Date. "Closing Date" has the meaning set forth in Section
              2.5 "Closing."

       . Closing Date Non-Transferred Assets List . "Closing Date Non-Transferred Assets List" has the meaning set forth in Section 2.7(a).

       . COBRA. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as it exists on the Closing Date.

       . Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       . Commercially Reasonable Efforts. "Commercially Reasonable Efforts" means efforts by a Party to perform its obligations under this Agreement which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

       . Confidential Information. "Confidential Information" shall have the meaning set forth in the Confidentiality Agreement.

       . Confidentiality Agreement. "Confidentiality Agreement" means that certain Confidentiality Agreement dated September 21, 2001, between TNMP and Sempra Energy Resources, a copy of which is attached hereto as Exhibit C.

       .      CPT. "CPT" means Central Prevailing Time.

       .      Direct Claim. "Direct Claim" has the meaning set forth in Section
              8.2(d).

       . Document Center. "Document Center" means the document center maintained by Seller and TNMP in connection with the transaction contemplated by this Agreement and the Related Agreements, including any oral, written or electronic information provided to Purchaser by Seller at the request of Purchaser.

       . Due Diligence Inspections and Reviews. "Due Diligence Inspections and Reviews" means reviews, inspections or investigations conducted by the Purchaser or its agents or representatives in connection with the transaction contemplated by this Agreement and the Related Agreements.

       . Effective Date. "Effective Date" has the meaning set forth in the introduction.

       . Eligible Facility Determination. "Eligible Facility Determination" means an order from the PUC pursuant to Section 79z-5a(c) of PUHCA determining that allowing the Plant to be an "eligible facility" for exempt wholesale generator purposes will benefit consumers, is in the public interest, and does not violate Texas law, which order shall be final and appealable such that any further recourse is available only through the courts and no further action is available from the PUC other than upon remand, if any, from the courts.

       . Emission Allowances. "Emission Allowances" means all authorizations to emit, discharge or release specified units of sulfur dioxide, nitrous oxide, hydrocarbons, particulate matter, and other comparable pollutants, including limitations on opacity, which units are established by any Governmental Authority with jurisdiction over the Facility under (a) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intra-state release, transport or concentration of air pollutants; or (b) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such Emission Allowances designates such allowances by a name other than "emissions" or "allowances."

       . Emission Reduction Credits. "Emission Reduction Credits" means credits, in units that are established by any Governmental Authority with jurisdiction over the Facility, resulting from increases in opacity or reductions in the emissions of air pollutants or particulate matter from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs or control of emissions beyond that required by applicable law). The term includes emission reduction credits that have been approved by the applicable Texas environmental protection agency and are awaiting approval by the United States Environmental Protection Agency. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

       . Environmental Laws. "Environmental Laws" means applicable federal, state, and local laws governing the protection of the public and employee health and the environment, the storage, handling, and use of Hazardous Materials, the generation, processing, treatment, storage, transport, disposal or other management of Hazardous Materials of any kind, including without limitation, CERCLA; the Resource Conversation and Recovery Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Hazardous Substances Transportation Act; the Solid Waste Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Water Drinking Water Act; the Occupational Safety and Health Act; any analogous Texas environmental health or safety statute; and all regulations, policies and guidances adopted in respect of or promulgated under the foregoing laws.

       . ERCOT. "ERCOT" means the Electric Reliability Council of Texas, or its successor, as applicable.


       . ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

       .      ERISA Affiliate. "ERISA Affiliate" has the meaning set forth in
              Section 2.4(k).

       . ERISA Affiliate Plans. "ERISA Affiliate Plans" has the meaning set forth in Section 2.4(k).

       . Escrow Agent. "Escrow Agent" means Love Abstract Company, as agent of Stewart Title Guaranty Company.

       . Escrow Agreement. "Escrow Agreement" means that certain escrow agreement in the form of Exhibit D attached hereto, by and among Purchaser, Seller, TNMP and Escrow Agent.

       .      Excluded Assets. "Excluded Assets" has the meaning set forth in
              Section 2.2 "Excluded Assets."

       .      Exhibits. "Exhibits" means the exhibits to this Agreement.

       . Facility. "Facility" means the two unit lignite-fired electric generating plant known as the TNP One Generating Station, located in Robertson County, Texas, taken as a whole or any portion thereof, but excluding the Excluded Assets and the Retained Assets.

       . FERC. "FERC" means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

       . Fuel Agreement. "Fuel Agreement" means the Fuel Supply Agreement, dated November 18, 1987, between Texas-New Mexico Power Company and Phillips Coal Company, as assigned by Phillips Coal Company to Walnut Creek Mining Company, for the purchase and sale of lignite, as amended.

       . Fuel Agreement Assignment. "Fuel Agreement Assignment" means that certain assignment by TNMP to Purchaser of the Fuel Agreement.

       . Governmental Authority. "Governmental Authority" means any federal, state or local governmental, legislative, regulatory or administrative body, agency, court, tribunal, arbitral body, commission or other authority (whether foreign or domestic) having competent jurisdiction over a Party, the Facility, or the Site, as the case may be, but excluding Purchaser and any subsequent owner of the Site or any portion thereof (if otherwise a Governmental Authority under this definition).

       . Hazardous Materials. "Hazardous Materials" means any chemical, material, substance or waste that is defined, listed, limited, prohibited or regulated under applicable Environmental Laws.

       . HSR Act. "HSR Act" has the meaning set forth in Section 5.3(d) "Hart-Scott-Rodino."

       . Improvements. "Improvements" has the meaning set forth in Section 2.1(b) "Improvements."

       . Income Taxes. "Income Taxes" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

       . Indemnifiable Loss. "Indemnifiable Loss" has the meaning set forth in Section 8.1 "Indemnification."

       . Indemnifying Party. "Indemnifying Party" has the meaning set forth in Section 8.1(c).

       .      Indemnitee. "Indemnitee" has the meaning set forth in Section
              8.1(c).

       .      Indemnity Cap. "Indemnity Cap" has the meaning set forth in
              Section 8.1(c)(4).

       . Intellectual Property. "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights owned by Seller or TNMP that are necessary for the use, operation or maintenance of the Assets, and all pending applications made by or on behalf of Seller or TNMP for registrations of patents, trademarks, and copyrights that are necessary for the use, operation or maintenance of the Assets.

       . Interconnection Agreement. "Interconnection Agreement" means an interconnection agreement with respect to the Facility, to be entered into by and between TNMP and Purchaser, effective as of the Closing Date and in form and substance satisfactory to TNMP and Purchaser.

       . Inventories. "Inventories" means coal, lignite, petroleum coke, fuel oil, natural gas or alternative fuel inventories, limestone, water, lubricating oil, ash, vehicles and other rolling stock, tools, materials, consumable supplies and chemical and gas inventories relating to the use, ownership, operation or maintenance of the Facility or any part thereof, but not including those relating to the use, ownership, operation or maintenance of the Excluded Assets or the Retained Assets.

       . Investment Banker. "Investment Banker" means Laurel Hill Capital Partners, LLC or its successor, as applicable.

       .      ISO. "ISO" means the Independent System Operator described in
              (S)31.002(9) of the Texas Utilities Code.

       . Knowledge. The term "Knowledge" or similar phrases in this Agreement means: a Party's actual knowledge after due inquiry of their respective officers and employees listed in Schedule 1.1 or
              Schedule 1.2, as the case may be, on the date to which the representation, warranty or covenant refers; provided, however, where Schedule 1.1 "Seller's and TNMP's Officers, Managers, and Employees" and Schedule 1.2 "Purchaser's Officers and Employees with Knowledge" respectively limit an employee's, officer's or director's actual knowledge to specified representations, warranties and covenants, then "Knowledge" shall refer to the actual knowledge after due inquiry of such officer or director with respect to only the specified representations, warranties and covenants. As used in this Agreement or the Related Agreements, the phrase "to Seller's Knowledge" (or words of similar import) shall also include the Knowledge of TNMP and the phrase "to TNMP's Knowledge" (or words of similar import) shall also include the Knowledge of Seller.

       . Leased Real Property. "Leased Real Property" means any real property leased by Seller or TNMP which relates to the ownership, operation or maintenance of the Assets.

       . Liens. "Liens" means any mortgages, deeds of trust, pledges, liens, mechanic's liens, materialmen's liens, judgment liens, liens for delinquent real property taxes or assessments, other tax or statutory liens, security interests, easements, rights-of-way, licenses, purchase options, rights of first refusal, rights of first negotiation, rights of first offer, ground leases, leases, subleases, occupancy or use agreements, concessions, oil and gas leases, mineral leases, rights or reservations, conditional and installment sale agreements, activity and use limitations, conservation limitations, covenants, conditions and restrictions, deed restrictions and encumbrances and charges of any kind.

       .      Load Testing. "Load Testing" has the meaning set forth in Section
              5.12.

       . Material Adverse Effect. "Material Adverse Effect" means (a) with respect to the Assets, an adverse effect on the value or impairment of the existing use of any of the Assets that is material to the Assets taken as a whole, and (b) with respect to Seller or TNMP, a material impairment of Seller's or TNMP's' ability to consummate the transactions or perform their obligations contemplated by this Agreement and the Related Agreements.

       . Off-Site Disposal Facility. "Off-Site Disposal Facility" means a facility not located on the Site which receives or has received Hazardous Materials from the Facility for recycling, disposal, treatment, storage or processing.

       . Order. "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

       . Owned Property. "Owned Property" means the real property consisting of the Site and the Well Sites that Seller owns in fee simple, as more fully described on Schedule 1.3-A "Legal Description of the Site" and Schedule 1.3-B "Legal Description of the Well Sites."

       . Party. "Party" means Seller or Purchaser, or their respective permitted successors or assigns, as the context requires. "Party" also includes TNMP to the extent that TNMP holds title to certain of the Assets or is a party to an Assigned Contract. "Parties" means, collectively, Seller and Purchaser, or their respective permitted successors or assigns, and includes TNMP where applicable under the definition of "Party".

       . Permitted Liens. "Permitted Liens" means (a) statutory liens for taxes not yet due or not yet delinquent; (b) mechanics', workers' or materialmen's liens incurred in the ordinary course of Seller's business, to the extent such business is related to the Facility, the Site, or the Assets, which individually or in the aggregate do not exceed $100,000; and (c) the title exceptions set forth in the Title Policies as Schedule B exceptions.

       . Permits. "Permits" means any approvals, authorizations, consents, licenses, permits, variances or certificates from any Governmental Authority necessary to own and operate the Assets, including, without limitation, all approvals, authorizations, consents, licenses, permits, registrations or certificates required under Environmental Laws, zoning and subdivision laws, ordinances and regulations, and building codes and regulations.

       . Person. "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.

       . Personal Property Leases. "Personal Property Leases" means all leases of personal property under which Seller or TNMP is a lessee or lessor and which relate to the Assets or the use, ownership, operation or maintenance of the Facility.

       . Ponds. "Ponds" means, collectively, the evaporation ponds and brine concentrator surge pond located on the Site.

       . Post-Closing Environmental Conditions. "Post-Closing Environmental Conditions" means the presence of Hazardous Materials at, on, over or under the Real Property (including the air, soil or groundwater thereof), or any portion thereof after the Closing Date, but specifically excluding any migration through the air, soil or groundwater after the Closing Date of Hazardous Materials present at, on, over or under the Real Property (including the air, soil or groundwater thereof) prior to the Closing Date.

       . Pre-Closing Environmental Conditions. "Pre-Closing Environmental Conditions" means the presence of Hazardous Materials at, on, over or under the Real Property (including the air, soil or groundwater thereof) or any portion thereof, prior to the Closing Date.

       . Prime Rate. "Prime Rate" means the rate of interest per annum announced from time to time by Union Bank of California at its Los Angeles, California office.

       . Prudent Utility Practices. "Prudent Utility Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry, including power generation companies, in the geographic region covered by ERCOT (or any successor entity) during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the ERCOT region.

       . PUC. "PUC" means the Public Utility Commission of Texas, or its regulatory successor, as applicable.

       . PUHCA. "PUHCA" has the meaning set forth in Section 3.12 "Public Utility Holding Company Act."

       .      Purchase Price. "Purchase Price" has the meaning set forth in
              Section 2.6 "Purchase Price and Allocation."

       . Purchaser. "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

       . Purchaser Indemnitee. "Purchaser Indemnitee" has the meaning set forth in Section 8.1(b).

       . Purchaser-Caused Environmental Condition. "Purchaser-Caused Environmental Condition" means those Hazardous Materials at, on, over or under the Real Property (including the air, soil or groundwater thereof) or any portion thereof from and after the Closing Date, including any migration of such Hazardous Materials from the Real Property (including the air, soil or groundwater thereof) or any portion thereof, including any Off-Site Disposal Facility, to the extent that the presence or migration of such Hazardous Materials was caused by, arose from or relates to the operations or activities of Purchaser and its Affiliates, and their respective successors, or assigns, or any of their respective agents or representatives, at the Real Property (including the air, soil or groundwater thereof) or any portion thereof from and after the Closing Date.

       . Purchaser's Default. "Purchaser's Default" has the meaning set forth in clause (2) of Section 9.14(a) "Rights To Terminate."

       . Purchaser's Escrow Amount. "Purchaser's Escrow Amount" has the meaning set forth in Section 2.9 "Escrow Amount."

       . Purchaser's Independent Party. "Purchaser's Independent Party" has the meaning set forth in Section 5.13(b).

       . Purchaser's Required Consents. "Purchaser's Required Consents" has the meaning set forth in Section 5.3 "Consents and Approvals."

       . Qualified Scheduling Entity. "Qualified Scheduling Entity" means a market participant that is certified by the ISO to submit schedules and ancillary bids.

       . Real Property. "Real Property" means, collectively, the Owned Property and the Leased Real Property.

       . Real Property Interests. "Real Property Interests" has the meaning set forth in Section 3.17 "Real Property Interests."

       . Real Property Leases. "Real Property Leases" means all real property leases which relate to the Assets or the use, ownership, operation or maintenance of the Facility, under which Seller or TNMP is a lessee or lessor, any subleases under which Seller or TNMP is a sublessee or sublessor, any license agreements under which Seller or TNMP is a licensor or licensee, or any use or occupancy agreement under which Seller or TNMP is a party, which Real Property Leases are disclosed on Schedule 3.9(a) "Assigned Contracts".

       . Related Agreement(s). "Related Agreements" means the Confidentiality Agreement, the Special Warranty Deed, the Bill of Sale, the Assignment, the Fuel Agreement Assignment, the Retained Assets Agreement, the Interconnection Agreement, the Sempra Energy Guaranty, the Escrow Agreement and any other document executed by the Parties and designated as a "Related Agreement" in such document.

       . Release. "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

       . Remediation. "Remediation" means any of the following activities required by a Governmental Authority or otherwise undertaken by a Party in the exercise of its reasonable judgment, to the extent such activities relate to or arise from the presence of Hazardous Materials at, on, over or under the Real Property (including the soil, air or groundwater) or any off-Site location (including any Off-Site Disposal Facility): (a) monitoring, investigation, testing, cleanup, containment, capping, remediation, removal, transporting off-Site for disposal, disposal, mitigation, response or restoration work, and any operation, maintenance, repair or replacement of any structures, equipment, containment material or the like installed or constructed on the Real Property pursuant to any remediation work, including any removal and replacement of underground or aboveground structures or utilities; (b) obtaining any Permits from any Governmental Authority necessary to conduct any such work; (c) preparing and implementing any plans or studies for such work; and (d) any other activities reasonably necessary, appropriate or required under Environmental Laws to address the presence of Hazardous Materials at, on, over or under the Real Property (including the soil, air or groundwater) or any portion thereof.

       .      Repair Firm. "Repair Firm" has the meaning set forth in Section
              5.13(b).

       . Retained Assets. "Retained Assets" means those assets of Seller or TNMP listed on Schedule 2.2 "Retained Assets" that are physically located on or connected to the Site.

       . Retained Assets Agreement. "Retained Assets Agreement" means that certain agreement to be entered into by and between TNMP and Purchaser, effective as of the Closing Date and in form and substance satisfactory to TNMP and Purchaser.

       .      Schedules. "Schedules" means the schedules to this Agreement.

       . Section. "Section" means a numbered section of this Agreement included within the Article that begins with the same number as that section.

       . Seller-Caused Environmental Condition. "Seller-Caused Environmental Condition" means those Hazardous Materials at, on, over or under the Real Property (including the soil, air or groundwater) or any portion thereof prior to the Closing Date, including any migration of such Hazardous Materials from the Real Property (including the soil, air or groundwater) or any portion thereof, including any Off-Site Disposal Facility, to the extent that the presence or migration of such Hazardous Materials was caused by, arose from or relates to the operations or activities of Seller, TNMP, their respective Affiliates, successors or assigns, or any of their respective agents or representatives, at the Real Property or any portion thereof.

       . Seller Indemnitee. "Seller Indemnitee" has the meaning set forth in Section 8.1 "Indemnification."

       . Seller. "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

       . Seller's Default. "Seller's Default" has the meaning set forth in clause (3) of Section 9.14(a) "Rights To Terminate."

       . Seller's Dispute Notice. "Seller's Dispute Notice" has the meaning set forth in Section 2.7(a).

       . Seller's Employees. "Seller's Employees" has the meaning set forth in Section 3.19(a).

       . Seller's Required Consents. "Seller's Required Consents" has the meaning set forth in Section 5.3 "Consents and Approvals."

       . Seller's/TNMP's Default Termination Payment. "Seller's/TNMP's Default Termination Payment" has the meaning set forth in Section 2.10(a).

       . Sempra Energy Guaranty. "Sempra Energy Guaranty" means the guaranty by Sempra Energy, a California corporation, in favor of Seller and TNMP, in the form of Exhibit E attached hereto.

       . Site. "Site" means those certain parcel(s) of real property described on Schedule 1.3-A "Legal Description of the Site." Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

       . Special Warranty Deed. "Special Warranty Deed" means that certain deed in the form of Exhibit F attached hereto.

       . Stranded Costs. "Stranded Costs" has the meaning set forth in the Public Utility Regulatory Act of 1999, Tex. Util. Code Ann.
              Section 39.251(7) (Vernon Supp. 2002).

       . Tax Claim. "Tax Claim" has the meaning set forth in Section 5.6(a) "Taxes."

       . Taxes. "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, intangible property, sales, use, utility users, business license, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or successor-in-interest.

       . Tax Returns. "Tax Returns" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

       .      Test Firm. "Test Firm" has the meaning set forth in Section
              5.13(b).

       . Third Party. "Third Party" means any Person who is not a party to this Agreement, other than Affiliates of Seller, TNMP or Purchaser.

       . Third Party Claim. "Third Party Claim" means a claim, action, suit, demand or proceeding by a Third Party.

       .      Title Policies. "Title Policies" has the meaning set forth in
              Section 6.10.

       . TNMP. "TNMP" has the meaning set forth in the introductory paragraph of this Agreement.

       . TNMP's Default. "TNMP's Default" has the meaning set forth in clause (3) of Section 9.14(a) "Rights to Terminate".

       . TNMP's Required Consents. "TNMP's Required Consents" has the meaning set forth in Section 5.3 "Consents and Approvals."

       .      TNPE. "TNPE" means TNP Enterprises, Inc.

       . Well Sites. "Well Sites" means those certain parcels of real property described on Schedule 1.3-B "Legal Description of the Well Sites." Any reference to the Well Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Well Sites, and any reference to items "at the Well Sites" shall include all items "at, on, in, upon, over, across, under and within" the Well Sites.

       1.2 Interpretation. In this Agreement, unless a clear contrary intention appears:

              (a) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

              (b) reference to any gender includes each other gender;

              (c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

              (d) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

              (e) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

              (f) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

              (g) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding", and "through" means "through and including".

                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

       2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, the Retained Assets Agreement, the Assignment, the Fuel Agreement Assignment and any reservations in the Special Warranty Deed, Seller and TNMP will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller and TNMP on the Closing Date, all of Seller's and TNMP's respective rights, title and interests in and to the following assets, free and clear of any and all Liens other than Permitted Liens (such assets, collectively, the "Assets"):

              (a) Facility. The Facility.

              (b) Improvements, Buildings, Structures and Equipment. Excluding the Excluded Assets and the Retained Assets, all improvements, buildings, structures, fixtures, including any containers, structures or equipment used for the transportation, storage, disposal, treatment and handling of hazardous waste, Hazardous Materials, condensate, used oil, or any of them, and any underground storage tanks and underground piping which are part of the Facility or which are otherwise located on the Real Property or any portion thereof (collectively, the "Improvements"), including, without limitation, those items described in Schedule 2.1(b) "Improvements, Buildings, Structures and Equipment."

              (c) Real Property Rights. The Owned Property, as more particularly described on Schedule 1.3-A "Legal Description of the Site" and Schedule 1.3-B "Legal Description of the Well Sites," the Leased Real Property, the Real Property Interests, and all material easements, licenses, rights-of-way, profits-a-prendre, use or occupancy agreements and covenants running with the land held by or in favor of Seller or TNMP or to which Seller or TNMP is a party which relate to the Facility or the use, ownership, operation or maintenance thereof, as disclosed on Schedule 2.1(c) "Other Real Property Rights", with the exception of (i) the reservations in the Special Warranty Deed, (ii) the Excluded Assets and (iii) the Retained Assets.

              (d) Permits. All Permits described in Schedule 2.1(d) "Permits," to the extent transferable. Neither Seller nor TNMP makes any representation that any Permit is transferable. Seller and TNMP will use Commercially Reasonable Efforts to assist Purchaser in any effort to transfer any Permit.

              (e) Emission Allowances and Emission Reduction Credits. All Emission Allowances and Emission Reduction Credits, whether they have accrued prior to or after the Closing Date, to the extent associated with the Facility.

              (f) Books and Records. All books, records (including without limitation, accounting, purchasing, employment, payroll, employment, benefits and tax records), documents, drawings, sepias, bluelines, engineering documents, design records, plant and equipment operating manuals and procedures, reports, operating data, safety and maintenance manuals, specifications, procedures and similar items of Seller or TNMP relating to the Assets, in electronic form or otherwise and wherever located (collectively, "Books and Records").

            (g) Inventories. All Inventories, in each case to the extent located at the Real Property, as described on Schedule 2.1(g) "Inventories."

            (h) Other Personal Property. All other tangible and intangible personal property relating to the Facility and owned or leased by Seller or TNMP, in each case to the extent located at the Real Property, as described on
Schedule 2.1(h) "Other Personal Property."

            (i) Intellectual Property. The Intellectual Property described in
Schedule 2.1(i) "Intellectual Property."

            (j) Use of Names. The right to use the names "TNP One Generating Station" and "TNP One", to the extent Seller and/or TNMP has the right to use the names, for a period of ninety (90) days after the Closing Date.

            (k) Equipment. All machinery (mobile or otherwise), equipment (including without limitation, communication, computer and electronic equipment), furniture and furnishings, together with all other personal property of Seller or TNMP used principally in the operation of the Facility, as listed on Schedule 2.1(b) "Improvements, Buildings, Structures and Equipment."

            (l) Assigned Contracts. All contracts, agreements, use or occupancy agreements, licenses, subleases and leases relating to the use, ownership, operation or maintenance of the Facility and the Assets, including, without limitation, any Real Property Leases and Personal Property Leases, in each case to the extent transferable to Purchaser, other than those contracts, agreements, use or occupancy agreements, licenses, subleases or leases which expire by their terms on or before the Closing Date (the "Assigned Contracts"), each as listed on Schedule 3.9(a) "Assigned Contracts."

            (m) Warranties. All unexpired warranties and guarantees as of the Closing Date that relate specifically to the Assets, to the extent transferable (it being understood that Seller makes no representation that any such unexpired warranties and guarantees exist, remain enforceable or are transferable), each as listed on Schedule 2.1(m) "Warranties."

            (n) Spare Parts. All spare parts for the operation and/or maintenance of the Facility, as described on Schedule 2.1(g) "Inventories."

       2.2  Retained Assets and Excluded Assets.

            (a) Subject to the Retained Assets Agreement, nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring or assuming, any right, title or interest in or to, or any liability or obligation relating to, any of the following (the "Retained Assets"): (i) the assets listed or described on Schedule 2.2 "Retained Assets," which are associated with the Assets but are specifically excluded from the sale or (ii) any of the following (the "Excluded Assets"): (x) any properties, assets, business, operation, subsidiary or division of Seller, TNMP or any of their Affiliates, whether tangible or intangible, real, personal or mixed, not expressly set forth in Section 2.1 "Transfer of Assets," including any cash or working capital of Seller, TNMP or their Affiliates, even if the working capital or cash relates to the Facility, the Assets, or the Site; (y) any communications between Seller or TNMP and any of their Affiliates and their respective counsels, including attorney-client privileged or work product material, in the books, records, documents or other information located at the Real Property; or (z) the following names or acronyms: "Texas-New Mexico Power Company," "TNMP," "TNP Enterprises, Inc.," "TNPE," "Texas Generating Company, L.P.," "Texas Generating Company II," and any and all logos associated with the foregoing names or acronyms.

            (b) Purchaser acknowledges and agrees that TNMP shall retain the Retained Assets and may use, operate, maintain, replace and improve such Retained Assets pursuant to the Retained Assets Agreement and the reservations in the Special Warranty Deed.

       2.3 Assumed Liabilities. Subject to the terms of this Agreement, as of the Closing Date, Purchaser will be responsible for all obligations and liabilities related to, arising from or associated with use, ownership, operation or maintenance of the Assets which arise on and after the Closing Date, including the obligations and liabilities set forth below in subparagraphs(a)-(d) inclusive (collectively as "Assumed Liabilities"):

            (a) Liabilities relating to or resulting from any Post-Closing Environmental Conditions and Purchaser-Caused Environmental Conditions, including responsibility for any Third Party Claims related to the same.

            (b) Obligations to comply with Environmental Laws and to comply with the Permits listed in Schedule 2.1(d) "Permits," or otherwise obtained or required in connection with the Assets, on and after the Closing Date, or in connection with Purchaser's acquisition of the Assets, including: (i) obligations to implement actions needed to comply with or operate in compliance with Environmental Laws and any Permits, Orders, variances and approvals on and after the Closing Date; and (ii) liability for and in connection with any monitoring, testing, sampling or other environmental investigation required to comply with, or to establish or determine compliance with, applicable Environmental Laws and Permits, Orders, variances and approvals, or as an operational requirement under any applicable Environmental Laws and Permits, Order, variance or approval on and after the Closing.

            (c) Obligations arising on and after the Closing Date under any pending applications for new Permits relating to the Facility, and any pending applications for amendments, modifications, extensions or renewals of any existing Permits, in each case to the extent that Purchaser desires to proceed with such applications.

            (d) Obligations under the Assigned Contracts arising after the Closing Date.

            (e) Any liability, obligation or responsibility under or related to Environmental Laws or the common law caused by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Materials, or the arrangement for such activities by Purchaser in connection with Purchaser's use, ownership, operation or maintenance of the Assets from and after the Closing Date.

            (f) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, as a result of any Remediation done by or on behalf of Purchaser in respect of Post-Closing Environmental Conditions and Purchaser-Caused Environmental Conditions (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities by or on behalf of Purchaser to the extent related to Purchaser's ownership, operation or maintenance of the Assets from and after the Closing Date, at any off-Site location.

            (g) Third Party liability for or Third Party Claims arising as a result of or in connection with any toxic tort, loss of life or injury to persons due to the presence or Release of Hazardous Materials caused by Purchaser at, on, over, under, adjacent to or migrating from the Real Property on or after the Closing Date.

       2.4 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Excluded Liabilities"):

            (a) Any liabilities or obligations of TNMP or Seller in respect of the Excluded Assets, the Retained Assets or other assets of TNMP or Seller which are not part of the Assets.

            (b) Except as provided in Section 5.6 "Taxes, Prorations and Closing Costs," any liabilities or obligations in respect of Taxes attributable to the use, ownership, operation or maintenance of the Assets for taxable periods, or portions thereof, ending on or before the Closing Date.

            (c) Any liabilities or obligations of Seller or TNMP accruing under any of the Assigned Contracts prior to the Closing Date.

            (d) Any and all asserted or unasserted liabilities or obligations to Third Parties (including Seller's Employees) or Affiliates of Seller or TNMP for personal injury or tort or under contract, or similar causes of action arising out of the use, ownership, operation or maintenance of the Assets by Seller or TNMP or their respective Affiliates prior to the Closing Date.

            (e) Any fines, penalties or costs imposed by a Governmental Authority resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority regarding acts of Seller, TNMP or their respective Affiliates which occurred prior to the Closing Date, or (ii) illegal acts, willful misconduct or gross negligence of Seller, TNMP or their respective Affiliates.

            (f) Any payment obligations of Seller, TNMP or their respective Affiliates for goods purchased or delivered, or services rendered prior to the Closing Date, including but not limited to, rental payments payable by Seller, TNMP or their respective Affiliates pursuant to the leases of real property or personal property.

            (g) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Materials, or the arrangement for such activities by Seller, TNMP or their respective Affiliates, of Hazardous Materials, prior to the Closing Date, in connection with the use, ownership, operation or maintenance of the Assets by Seller, TNMP or their respective Affiliates.

            (h) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, as a result of the Remediation done by or on behalf of Seller, TNMP or their respective Affiliates in respect of Pre-Closing Environmental Conditions and Seller-Caused Environmental Conditions (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities by Seller, TNMP or their respective Affiliates prior to the Closing Date, in connection with the use, ownership, operation or maintenance of the Assets by Seller, TNMP or their respective Affiliates, at any off-Site location.

            (i) Third Party liability for or Third Party Claims arising as a result of or in connection with any toxic tort, loss of life or injury to persons (whether or not such loss or injury arose or was made manifest on or after the Closing Date) due to the presence or Release of Hazardous Materials caused by Seller, TNMP or their respective Affiliates at, on, over, under, adjacent to or migrating from the Real Property prior to the Closing Date.

            (j) Any liability relating to or resulting from any Seller-Caused Environmental Conditions or Pre-Closing Environmental Conditions, including responsibility for any Third Party Claims related to the same.

            (k) Except as expressly provided in Section 5.17 "Employees", and to the extent the liabilities or obligations listed in this paragraph accrued prior to the Closing Date, any liabilities or obligations relating to any Benefit Plan maintained by Seller, TNMP or their respective Affiliates or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller, TNMP or their respective Affiliates under Section 414(b), (c), (m) or
(o) of the Code ("ERISA Affiliate") or to which Seller, TNMP and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multi-employer plan, maintained by, contributed to, or obligated to contribute to, at any time, by Seller, TNMP or any ERISA Affiliate, including but not limited to any liability (i) relating to benefits payable under any Benefit Plans; (ii) relating to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (iii) relating to a multi-employer plan; (iv) with respect to non-compliance with the notice and benefit continuation requirements of COBRA;
(v) with respect to any noncompliance with ERISA or any other applicable laws; or (vi) with respect to any suit, proceeding or claim which is brought against Purchaser, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan.

            (l) Any liabilities or obligations relating to the employment or termination of employment of Seller's Employees, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any actions or inactions by Seller prior to the Closing Date other than such actions or inactions taken at and in accordance with the written direction of Purchaser.

            (m) Any obligations to Seller's Employees or any independent contractors of Seller or TNMP for wages, commissions, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing Date under any term or provision of any contract, plan, instrument or agreement relating to any of the Assets.

            (n) Any liability of Seller or TNMP arising out of a breach by Seller or TNMP of any of their respective obligations under this Agreement or the Related Agreements.

            (o) Any Stranded Costs of Seller, TNMP or their respective Affiliates, as applicable, relating specifically to the Assets.

            (p) Any obligation or liability related to, arising from or associated with the use, ownership, operation or maintenance of the Assets prior to the Closing Date.

            (q) Any liability or obligation not otherwise expressly assumed by Purchaser under Section 2.3 "Assumed Liabilities".

       2.5  Closing.

            (a) Closing Date. Subject to the provisions of Section 9.14 "Termination" and the following proviso, the closing of the sale of the Assets to, and the assumption by, Purchaser of the Assumed Liabilities (the "Closing") shall take place at the offices of TNMP, located at 4100 International Plaza, Fort Worth, Texas 76109, at 10:00 a.m. CPT on August 1, 2002 or such earlier date as practicable after satisfaction or waiver of the conditions to the consummation of the transactions hereunder; provided that if, by August 1, 2002, the conditions set forth in Article 6 "Conditions Precedent to Obligations of Purchaser at the Closing" and Article 7 "Conditions Precedent to Obligations of Seller and TNMP at the Closing" have not been either satisfied or waived by the Party for whose benefit such conditions precedent exist, the Closing shall take place no later than three (3) Business Days following the date on which the conditions have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or on such other date and at such other place as the Parties may mutually agree, provided that if such date falls on a non-Business Day, the Closing shall take place on the next succeeding Business Day. The date of Closing is hereinafter called the "Closing Date." Each Party will use Commercially Reasonable Efforts to cause the Closing to occur at 10:00 a.m. CPT on the Closing Date, including Purchaser's wiring of funds and the Parties' authorizing of recording of the Special Warranty Deed and the Assignment by such time on the Closing Date. Purchaser shall take physical possession of the Assets on the Closing Date.

       2.6  Purchase Price and Allocation.

            (a) The consideration for the purchase of the Assets shall be One Hundred Twenty Million Dollars ($120,000,000) (the "Purchase Price"), payable by Purchaser to Seller and TNMP on the Closing Date in U.S. dollars by wire transfer of immediately available funds (less Purchaser's Escrow Amount and all accrued interest thereon as of the Closing Date). Seller will designate no later than five (5) Business Days prior to the anticipated Closing Date the account or accounts of Seller to which the Purchase Price will be wire transferred. The Parties will attempt in good faith to agree upon the allocation of the Purchase Price for purposes of Code Section 1060 and Form 8594; provided, however, such agreement is not a condition precedent to the Closing; provided, further, that nothing contained herein shall be interpreted as an expression of an intention by a Party or an agreement between the Parties with respect to allocating the Purchase Price for any other purpose.

            (b) On the Closing Date, the Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 5.6 "Taxes, Prorations and Closing Costs".

       2.7 Post-Closing Audit of Assets and Post-Closing Adjustment to Purchase Price.

            (a) Within ten (10) Business Days after the Closing Date,
Purchaser shall cause an audit (the "Audit") to be conducted by Deloitte & Touche, LLP (the "Auditor") to determine whether any Assets disclosed on the disclosure schedules to this Agreement were not actually transferred and delivered to Purchaser by Seller or TNMP, as the case may be, on the Closing Date. During the course of the Audit, the Auditor shall prepare a list of the specific Assets which Seller or TNMP did not actually transfer and deliver to Purchaser on the Closing Date (the "Closing Date Non-Transferred Assets List"). At least two (2) Business Days prior to the Audit, Purchaser shall notify Seller and TNMP of the date and time at which the Audit will commence and Seller and TNMP shall each have the right, but not the obligation, to have their respective representatives present for the duration of the Audit; provided, however, if Purchaser fails to provide such notice to Seller and TNMP, then Seller and TNMP shall be relieved of any obligations under Section 2.7(b). If Seller and TNMP dispute the Closing Date Non-Transferred Assets List, Seller and TNMP shall notify Purchaser in writing within five (5) Business Days after receipt of the Closing Date Non-Transferred Assets List ("Seller's Dispute Notice"). Seller's Dispute Notice shall specify each item to which Seller and TNMP take exception, specifying in reasonable detail the nature and extent of any such exception; provided, however, if Seller and TNMP do not deliver Seller's Dispute Notice within the five (5) Business Day period, the Closing Date Non-Transferred Assets List shall be deemed accepted by Seller and TNMP and shall be conclusive and binding on Seller, TNMP and Purchaser for the purposes of the adjustment described in Section 2.7(b).

            (b) If the fair market value of the items listed on the Closing
Date Non-Transferred Assets List prepared by the Auditor under Section 2.7(a) exceeds $25,000 individually or $50,000 in the aggregate, Seller or TNMP, as the case may be, shall, at Purchaser's sole option and election, either (i) pay Purchaser, as an adjustment to the Purchase Price paid by Purchaser, an amount equal to the fair market value of the Assets not so transferred and delivered to Purchaser on the Closing Date, or (ii) replace the missing Asset or Assets with replacements of the same value, quality and warranty satisfactory to Purchaser in its reasonable discretion. Any payments required to be made by Seller or TNMP pursuant this Section shall be made by wire transfer of immediately available funds to an account or accounts designated by Purchaser and shall be made by Seller or TNMP, as the case may be, within ten (10) Business Days of the date on which the Closing Date Non-Transferred Assets List is delivered to Seller or TNMP, and becomes conclusive and binding on Seller and Purchaser or TNMP and Purchaser in accordance with Section 2.7(a). Any replacements required to be delivered by Seller or TNMP pursuant to this Section shall be delivered to Purchaser within a reasonable time. Notwithstanding anything to the contrary, Purchaser reserves all rights it may have against Seller or TNMP at law or in equity arising from Seller's or TNMP's failure to transfer and deliver to Purchaser on the Closing Date all Assets disclosed on the disclosure schedules as of the Effective Date.

            (c) Any dispute between Seller or TNMP and Purchaser regarding the Closing Date Non-Transferred Assets List shall be resolved in accordance with
Section 2.8.

       2.8 Resolution of Dispute Regarding Closing Date Non-Transferred Assets List. Any dispute which may arise between Seller or TNMP and Purchaser regarding the Closing Date Non-Transferred Assets List shall be resolved in the following manner:

            (a) During the five (5) Business Day period following the delivery of Seller's Dispute Notice to Purchaser, Seller, TNMP and Purchaser shall attempt to resolve such dispute and to determine the accuracy of the Closing Date Non-Transferred Assets List; and

            (b) If at the end of the five (5) Business Day period specified in subsection (a) above, Seller, TNMP and Purchaser fail to reach a written agreement with respect to such dispute, the Parties may exercise any rights they may have at law or in equity.

       2.9 Escrow Amount. On the Effective Date, Purchaser, Seller and TNMP shall execute and deliver the Escrow Agreement to the Escrow Agent. On the Effective Date, Purchaser shall deposit with the Escrow Agent an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Purchaser's Escrow Amount").

            (a) If this Agreement is terminated pursuant to Section 9.14 "Termination" for any reason other than a Purchaser's Default, Purchaser shall be entitled to the return of Purchaser's Escrow Amount within five (5) Business Days after such termination and Seller and TNMP shall instruct the Escrow Agent to release Purchaser's Escrow Amount, including any interest accrued thereon, to Purchaser.

            (b) On the Closing Date and concurrently with the consummation of the Closing, Seller and TNMP will apply the entire amount of Purchaser's Escrow Amount, including any interest accrued thereon, to the Purchase Price.

       2.10 Default.

            (a) If Purchaser is entitled to terminate this Agreement pursuant to Section 9.14(a)(3) "Rights To Terminate" because of Seller's Default and/or TNMP's Default, then Purchaser may, as Purchaser's sole and exclusive remedy for such Seller's Default or TNMP's Default, elect either to (i) file an action seeking specific performance of Seller's and TNMP's obligations under this Agreement, including Seller's and TNMP's obligations under Section 6.8 "Deliveries" which specific performance, if awarded, shall be Purchaser's sole and exclusive remedy for Seller's Default or TNMP's Default, or (ii) terminate this Agreement by written notice to Seller and TNMP (provided Purchaser will still be entitled to the benefit of any rights and obligations under the Confidentiality Agreement which expressly survive the termination of this Agreement), whereupon (1) Purchaser shall be entitled to an immediate return of Purchaser's Escrow Amount and all accrued interest on Purchaser's Escrow Amount as of the termination date (all of which Seller and TNMP agree promptly to instruct Escrow Agent to release from escrow to Purchaser) and (2) Seller and TNMP shall immediately pay to Purchaser an aggregate amount of Five Million Dollars ($5,000,000) as liquidated damages, not as a penalty, for such Seller's Default and/or TNMP's Default ("Seller's/TNMP's Default Termination Payment"). Purchaser may exercise any legal remedies available to Purchaser to enforce payment of the Seller's/TNMP's Default Termination Payment. Purchaser may avail itself of the remedies in this Section 2.10(a) ("Purchaser's Remedies") only if, at the time of Seller's Default or TNMP's Default, no Purchaser's Default has occurred and is continuing.

            (b) If Seller and TNMP are entitled to terminate this Agreement pursuant to Section 9.14(a)(2) "Rights To Terminate" because of Purchaser's Default, then Seller and TNMP, collectively as their sole and exclusive remedy for such Purchaser's Default, may elect as a group either to (i) file an action seeking specific performance of Purchaser's obligations under this Agreement, including Purchaser's obligations under Section 7.8 "Deliveries," which specific performance, if awarded, shall be Seller's and TNMP's, sole and exclusive remedy for Purchaser's Default; or (ii) terminate this Agreement by written notice to Purchaser (provided Seller and TNMP will still be entitled to the benefit of any rights and obligations under the Confidentiality Agreement which expressly survive the termination of this Agreement), whereupon Seller and TNMP shall be entitled to the Purchaser's Escrow Amount as liquidated damages, not as a penalty, for such Purchaser's Default. Seller and TNMP may exercise any legal remedies available to Seller and TNMP to enforce payment of the Purchaser's Escrow Amount out of escrow. Seller and TNMP may avail themselves of the remedies in this Section 2.10(b) ("Seller's and TNMP's Remedies") only if, at the time of Purchaser's Default, no Seller's Default or TNMP Default has occurred and is continuing.

            (c) By initialing below, the Parties agree that (i) it would be extremely difficult and impractical, if not impossible, to ascertain with any degree of certainty prior to signing this Agreement the amount of damages that may be suffered by Seller and TNMP in the event of a Purchaser's Default or by Purchaser in the event of Seller's Default and/or TNMP's Default, (ii) the Purchaser's Escrow Amount and the Seller's/TNMP's Default Termination Payment are reasonable under all of the circumstances existing at the time of execution of this Agreement, (iii) the Purchaser's Escrow Amount, if specific performance is not sought by and/or awarded to Seller and TNMP shall be Seller's and TNMP's sole and exclusive remedy against Purchaser for a Purchaser's Default, and (iv) the Seller's/TNMP's Default Termination Payment, if specific performance is not sought by and/or awarded to Purchaser shall be Purchaser's sole and exclusive remedy against for Seller's Default and/or TNMP's Default.

     Seller' Initials and TNMP's Initials          Purchaser's Initials

     _________                                               _________

     _________

                                    ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF SELLER AND TNMP

         Seller and TNMP jointly and severally represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

         3.1  Transaction Representations.

              (a) Organization and Existence. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. TNMP is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller's general partner, Texas Generating Company II, L.L.C. ("Seller's GP") is limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Seller and TNMP each have all requisite power and authority to own, lease, and operate its material properties and assets and to carry on their respective businesses as they are now being conducted. Seller and TNMP are duly qualified to do business as, respectively, a limited partnership and a corporation in each other jurisdiction in which their respective businesses are now being conducted shall require them to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller and TNMP have heretofore delivered to Purchaser true, complete and correct copies of their respective governing documents, including, as applicable, articles of incorporation, bylaws, certificates of limited partnership, limited partnership agreement, certificate of formation, or limited liability company agreement, as currently in effect.

              (b) Execution, Delivery and Enforceability. Seller and TNMP each have the requisite organizational power to enter into, and to carry out their respective obligations under, this Agreement and the Related Agreements which are executed by Seller or TNMP, as the case may be. The execution and delivery of this Agreement and the Related Agreements which are executed by Seller or TNMP, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all organizational action required on the part of Seller (including all necessary action required on the part of Seller's GP) and TNMP. Assuming Purchaser's due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser (and Sempra Energy's due authorization, execution and delivery of the Sempra Energy Guaranty), this Agreement and the Related Agreements which are executed by Seller or TNMP, as the case may be, have been duly and validly executed and delivered by Seller's GP on behalf of Seller and by TNMP and constitute the valid and legally binding obligations of Seller and TNMP, as applicable, enforceable against Seller or TNMP, as the case may be, in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

              (c) No Violation. Subject to Seller and TNMP obtaining all required consents and approvals set forth on Schedule 5.3(a) "Seller's and TNMP's Required Consents and Approvals", neither the execution and delivery of this Agreement or any of the Related

Agreements executed by Seller or TNMP, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

                  (1) violate, or conflict with, or result in a breach of any provisions of articles of incorporation, bylaws, the certificate of limited partnership, the agreement of limited partnership, certificate of formation, or limited liability company agreement, as applicable, of Seller or TNMP;

                  (2) violate any law or regulation applicable to Seller or TNMP or any agreement, instrument or obligation applicable to any Asset or to which Seller or TNMP is a party or is subject, which violation would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller or TNMP);

                  (3) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller or TNMP is a party or is subject, which result would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller or TNMP);

                  (4) result in a default under the terms, conditions or provisions of any agreement instrument or obligation relating to or burdening any of the Assets or create any lien or encumbrance upon any such Asset, which default, lien or encumbrance would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller or TNMP); or

                  (5) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit relating to the Facility and that is otherwise transferable in accordance herewith, which action would reasonably be expected to have a Material Adverse Effect (with respect to the Assets).

              (d) No Consents. Subject to Seller or TNMP obtaining the consents and approvals set forth on Schedule 5.3(a) "Seller's and TNMP's Required Consents and Approvals", there is no consent or approval of, filing with, or notice to any Person which is required to be obtained or made by Seller and/or TNMP in connection with Seller's or TNMP's execution, delivery and performance of this Agreement and the Related Agreements which are executed by Seller and/or TNMP, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Seller and/or TNMP from performing their respective obligations hereunder or thereunder.

         3.2  Reserved.

         3.3 Compliance with Laws. To the Seller's and/or TNMP's Knowledge and except as set forth on Schedule 3.3 "Compliance Exceptions," Seller, TNMP, the Facility and the Real Property are in compliance with all laws in effect as of the Effective Date (and for purposes of Section 6.2, all laws in effect as of the Closing Date), including Environmental Laws, zoning and subdivision laws, ordinances and regulations, building codes and regulations, and setback requirements, applicable to the conduct of the business or operations of Seller and TNMP (to the extent TNMP's business conduct or operations relate to the Assets) as presently conducted, the use, ownership, operation or maintenance of the Facility or the use of the Real Property and the Assets, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) Seller, TNMP, the Facility and the Real Property have all governmental Permits from state, federal or local and any foreign authorities (including, but not limited to, the Permits set forth on Schedule 2.1(d) "Permits" hereto), which are required for Seller and TNMP to own, operate and maintain the Facility, except for those the absence of which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         3.4  Permits.

              (a) Seller, TNMP and the Facility have all Permits (including without limitation, all Permits required under applicable Environmental Laws in effect as of the Closing Date) necessary to own, operate and maintain the Facility and the Assets, except where the failure to have such Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed on Schedule 3.4(a) "Permit Non-Compliance," Seller, TNMP and the Facility are in compliance with all Permits, except where non-compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

              (b) Schedule 2.1(d) "Permits" sets forth a true, accurate and complete list of all Permits.

         3.5  Environmental Matters.

              (a) Except as disclosed on Schedule 3.5(a) "Environmental Audits and Reports Not Provided to Purchaser", Seller and TNMP have provided to Purchaser true, complete and accurate copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Assets by or on behalf of Seller, TNMP or their respective Affiliates.

              (b) Except as set forth on Schedule 3.5(b) "Environmental
Matters":

                  (1) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's and TNMP's Knowledge, threatened by any Governmental Authority with respect to any alleged failure by Seller, TNMP or the Facility to have any Permit required in connection with the ownership, operation or maintenance of the Facility or the Assets or with respect to any treatment, storage, recycling, transportation, disposal or release as defined in 42 U.S.C. ss.9601(22), of any Hazardous Materials, and Seller and TNMP have no Knowledge of any facts or circumstances which would reasonably be expected to form the basis for any such Order, complaint, penalty or investigation.

                  (2) Seller, TNMP and their respective Affiliates have not Released or caused the Release of any Hazardous Materials at, on, under or over the Real Property, and there are no aboveground or underground storage tanks, active or abandoned, at, on or under the Real Property.

                  (3) Seller, TNMP and their respective Affiliates have not transported or arranged for the transportation of any Hazardous Material from the Real Property to any location which is the subject of any action or proceeding that could lead to claims against Purchaser, Seller or TNMP for clean-up costs, Remediation, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

                  (4) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of Seller, TNMP or their respective Affiliates, no Owned Property is listed or, to Seller's or TNMP's Knowledge, proposed for listing and, to Seller's or TNMP's Knowledge, no Leased Real Property, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

                  (5) To Seller's or TNMP's Knowledge, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Order on any of the Real Property, and no action of any Governmental Authority has been taken or, to Seller's or TNMP's Knowledge, is in process which could subject any of the Real Property to such Liens, neither Seller nor TNMP would be required to place any notice or restriction relating to the presence of Hazardous Material at any Owned Property in any deed to such Owned Property.

         3.6 Litigation. Except for any matters set forth on Schedule 3.6 "Seller's and TNMP's Litigation," there are no pending or, to the Knowledge of Seller and/or TNMP, threatened actions, investigations or requests for information by any Governmental Authority or Third Party with respect to Seller, TNMP (to the extent such actions, investigations or requests for information involving TNMP relate to the Assets) or the Assets. Except as set forth on
Schedule 3.6 "Seller's and TNMP's Litigation," there are no employee-related or personal injury claims, or any pending or, to the Knowledge of Seller and/or TNMP, threatened litigation, claims, investigations or proceedings, private or governmental, which directly and specifically relate to the Assets or Seller's or TNMP's ownership, management, operation, use or maintenance of the Facility (including the Assigned Contracts).

         Except as set forth on Schedule 3.6 "Seller's and TNMP's Litigation," there are no pending or, to the Knowledge of Seller and/or TNMP, threatened actions, investigations or requests for information by any Governmental Authority or Third Party, which would reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.6 "Seller's and TNMP's Litigation," there is no pending or, to the Knowledge of Seller and/or TNMP, threatened litigation, claim, investigation or proceeding, private or governmental, which would reasonably be expected to result, or has resulted, in a material impairment of Seller's and/or TNMP's ability to consummate the transactions or perform their respective obligations contemplated by this Agreement and the Related Agreements.

         3.7 Zoning and Condemnation. Except as set forth on Schedule 3.7 "Notices of Government Action," there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, or to classify as a landmark, all or any part of the Assets. Seller and TNMP have no Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Material Adverse Effect (with respect to the Assets). In addition, except as set forth on Schedule 3.7 "Notices of Government Action," Seller and TNMP have no Knowledge of any proceeding or action to modify the zoning classification of, or to condemn or take by power of eminent domain, or to classify as a landmark, all or any part of the Assets, which, if pursued, would reasonably be expected to have a Material Adverse Effect (with respect to the Assets). The Owned Real Property is properly zoned for the existence, occupancy and use of all of the Improvements. None of the Improvements are subject to any conditional use permits or "permitted non-conforming use" or "permitted non-conforming structure" classifications or similar permits or classifications.

         3.8 Brokers. Except for the Investment Banker, whose fees will be payable by Seller pursuant to Section 5.6(f) "Seller's and TNMP's Closing Costs," all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller, TNMP and their respective counsels without the intervention of any other Person and in such a manner as not to give rise to any claim against Purchaser (by reason of Seller's, TNMP's or their counsels' actions) for a brokerage commission, finder's fee or other like payment to any Person (including, without limitation, real estate brokers or salesmen).

         3.9  Contracts.

              (a) Schedule 3.9(a) "Assigned Contracts" sets forth a true, accurate and complete list of all Assigned Contracts.

              (b) Except as set forth on Schedule 3.9(b) "Contract Defaults or Termination," (i) neither Seller nor TNMP has received notice from a Third Party that it intends to cancel or terminate any Assigned Contract, or that Seller or TNMP is in default in any respect under any material terms, conditions or provisions of any Assigned Contract, (ii) to Seller's Knowledge or TNMP's Knowledge, the other party to any Assigned Contract is not in default in any respect under any material terms, conditions or provisions of any Assigned Contract and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default by Seller or TNMP or, to Seller's Knowledge or TNMP's Knowledge, any other parties thereunder, and (iii) as of the Effective Date (and for purposes of Section 6.2, as of the Closing Date), each of the Assigned Contracts is in full force and effect and are valid, binding and enforceable against Seller or TNMP, as the case may be, in accordance with their respective terms.

         3.10 Assets Used in the Operation of the Facility. The Assets, as set forth on Schedule 3.10 "Assets to be Obtained by Purchaser," include all material assets and properties owned or leased by Seller or TNMP that are necessary for the ownership, operation or maintenance of the Facility as currently operated and maintained by Seller and otherwise in accordance with Prudent Utility Practice with the exception of the following: (a) non-transferable authorizations, consents, licenses, permits, Orders, variances, approvals and applications, or other agreements for which a required approval of a Third Party is not obtained, (b) the Excluded Assets, and (c) the Retained Assets. Except as expressly set forth in this Agreement and the Related Agreements, neither Seller nor TNMP shall retain any right or interest in any of the Assets after the Closing Date. As of the Effective Date and the Closing

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

Date, the Assets, including without limitation, the level of spare parts inventory included in the Assets, are consistent with Seller's operation and maintenance of the Facility during the eighteen (18) months preceding the Effective Date and otherwise are at levels consistent with Prudent Utility Practices.

         3.11 Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or, to Seller's Knowledge or TNMP's Knowledge, threatened against Seller or TNMP.

         3.12 Public Utility Holding Company Act. Seller's parent, TNPE, is a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), but TNPE and its subsidiaries (including Seller and TNMP) are exempt from the provisions thereof, except Section 9(a)(2) thereof, by virtue of having filed with the Securities and Exchange Commission an exemption statement on Form U-3A-2, and no proceedings to revoke or modify such exemption have been instituted or are pending.

         3.13 Non-Infringement. Except as set forth in Schedule 3.13 "Infringement Claims," (a) to Seller's Knowledge, Seller's current use and operation of the Assets does not infringe on the rights of any Person, and (b) Seller and TNMP have not received notice from any Person that Seller's current use and operation of the Assets infringes or is claimed to infringe on the rights of any Person.

         3.14 Mechanics' Liens. Except as set forth on Schedule 3.14 "Mechanics' Liens," there are no sums due or owing for labor or materials furnished to, or with respect to, the Real Property Interests or any Asset constituting an improvement or fixture for or on behalf of Seller which could give rise to a mechanic's or materialman's lien that will not be paid in the ordinary course of business prior to the Closing Date (subject to Seller's right to contest the same in good faith).

         3.15 Title to the Assets. Each of Seller and TNMP has good and marketable title to all of the Assets it respectively owns (in the case of the Owned Property, fee simple title, and in the case of the Leased Real Property, leasehold interests) and each has the full right to sell, convey, transfer and assign such Assets to Purchaser. Collectively, Seller and TNMP own all of the Assets. The Assets are free and clear of all Liens, other than Permitted Liens.

         3.16 Reserved.

         3.17 Real Property Interests.

              (a) The real property interests (collectively, "Real Property Interests") set forth in the exhibits to the Special Warranty Deed, Schedule 1.3-A "Legal Description of the Site," Schedule 1.3-B "Legal Description of the Well Sites," Schedule 2.1(b) "Improvements, Buildings, Structures and Equipment," Schedule 2.1(c) "Other Real Property Rights," and Schedule 3.9(a) "Assigned Contracts" constitute all material easements, rights of way, profits-a-prendre, licenses, use or occupancy agreements, covenants running with the land and other rights held by or in favor of Seller or TNMP, as the case may be, or to which Seller or TNMP is a party which relate to the Facility or the use, ownership, operation or maintenance thereof, with the

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

exception of (a) the reservations in the Special Warranty Deed, (b) the Excluded Assets, and (c) the Retained Assets.

              (b) Schedule 1.3-A "Legal Description of the Site" and Schedule 1.3-B "Legal Description of the Well Sites" legally describe the Owned Property fully, accurately and adequately, and the legal and other descriptions of the Real Property Interests included in or attached to the Special Warranty Deed describe the Real Property Interests fully, accurately and adequately. Except as set forth in Schedule 3.17 "Real Property Disclosures," as the same may be amended no less than ten (10) days prior to the Closing Date, there are (i) no pending or, to Seller's or TNMP's Knowledge, threatened public improvements or special assessments that would affect the Real Property Interests or that could result in any charge being levied or assessed, or in the creation of any lien, against the Real Property Interests; (ii) no encroachments of Improvements located on the Owned Property onto adjoining lands or onto any easement or right-of-way that burdens the Owned Property, nor any material encroachments onto the Owned Property of any improvements, fixtures, buildings, structures or fences located on adjoining lands; (iii) no mining, mineral or water extraction or development projects in progress on or under the Owned Property or any portion thereof (other than projects under the Fuel Agreement); (iv) no claim that Seller's or TNMP's right to use gas, electricity, water and telephone necessary for operation of the Improvements or Seller's or TNMP's right to vehicular access from the nearest public road to the Improvements violates the rights of any Person or Seller's or TNMP's rights thereunder have lapsed or been abandoned or terminated or will lapse or be abandoned or terminated if Seller or TNMP fails to use said rights for a specific period of time; (v) no pending claims by Third Persons exercising or, to Seller's or TNMP's Knowledge, no threatened claims by Third Persons to exercise any right to cancel or terminate any of the Real Property Interests; (vi) no defaults by Seller or TNMP under any terms, conditions or provisions of any of the Real Property Interests; (vii) no pending claims by Third Parties exercising or, to Seller's or TNMP's Knowledge, no threatened claims by Third Parties to exercise their rights under a Lien or reservation affecting the Real Property Interests; (viii) no claims that Seller or TNMP does not have the legal right to maintain the Improvements on the Real Property Interests where the Improvements are currently located; (ix) no leases, subleases, easements, licenses, concessions, use or occupancy agreements or other agreements (written or oral) granting to any Person the right to use or occupy the Real Property Interests or granting to any Person a right or interest in any of the Real Property Interests, except for Permitted Liens; (x) no outstanding options, rights of first offer, rights of first refusal or rights of first negotiation or other options or rights to purchase the Real Property Interests or any portion thereof or interests therein; (xi) no arrangements or commitments of any kind pursuant to which the Real Property Interests (or any portion thereof or interest therein) will become subject to any Liens; and (xii) no parties (other than Seller or TNMP) in possession of the Real Property, other than parties in possession pursuant to Permitted Liens.

              (c) The Owned Property does not serve any adjoining property for any purpose inconsistent with the current use of the Owned Property, and no portion of the Owned Property is located within any flood plain or subject to any similar type restriction for which any permit or license necessary to the current use thereof has not been obtained. The Owned Property (and any non-contiguous portion thereof) abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Owned Property (and any non-contiguous portion thereof), and access to the

Owned Property (and any non-contiguous portion thereof) is provided by public right-of-way. All facilities located on the Owned Property are supplied with utilities and other services necessary for the use, ownership, operation or maintenance of the Facility, including gas, electricity, water, telephone and septic systems, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such land. To Seller's Knowledge, the Improvements are structurally sound and free of all material defects and the roofs, foundations, elevators, heating, air conditioning and ventilation systems, plumbing and electrical systems, boilers, furnaces and sprinkler systems are in good repair and working order. Except as set forth in Schedule 3.17 "Real Property Disclosures," as the same may be amended no less than ten (10) days prior to the Closing Date, Seller is the owner of record title to 100% of the Owned Property. True and correct copies of any current surveys, abstracts or title opinions in the possession of Seller, TNMP or their respective agents or representatives, and any policies of title insurance currently in force and in the possession of Seller, TNMP or their respective agents or representatives with respect to the Owned Property have heretofore been made available to Purchaser.

     3.18 Insurance. Except as set forth in Schedule 3.18 "Insurance," all policies of fire, liability, workers' compensation and all other forms of insurance owned or held by or on behalf of Seller or TNMP with respect to the Assets and Seller's Employees are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior the date of such cancellation. Except as described in Schedule 3.18 "Insurance," within the thirty-six (36) months preceding Effective Date, neither Seller nor TNMP has been refused any insurance with respect to the Assets nor has coverage been limited by any insurance carrier to which either Seller or TNMP has applied for any such insurance or with which any Seller has carried insurance during the last twelve (12) months. For purposes of this Section 3.18 "Insurance", insurance quoted at commercially unreasonable premiums which either Seller or TNMP chose not to purchase shall not be deemed a refusal by an insurance carrier.

     3.19 Labor Matters.

          (a) Schedule 3.19(a) "Seller's Employees," sets forth a true, accurate and complete list of all employees of Seller and/or TNMP employed at the Facility ("Seller's Employees"), together with a description of each employee's salary, bonuses (if any), position and date of hire, as of the Effective Date.

          (b) None of Seller's Employees are covered by any collective bargaining or union contracts. With respect to the business or operations of the Facility and the Assets, except to the extent set forth in Schedule 3.19(b) "Labor Matters" and except for such matters which would not reasonably be expected, individually or in the aggregate, to create a Material Adverse Effect,
(a) Seller is in compliance with all applicable laws respecting labor and labor practices, employment and employment practices, terms and conditions of employment and wages and hours; (b) Seller and TNMP have no Knowledge of any threatened action against Seller or

TNMP and have not received notice of any unfair labor practice complaint against Seller or TNMP pending before the National Labor Relations Board; (c) no arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller or TNMP; (d) Seller has not experienced any work stoppage within the three-year period prior to the date hereof and, to Seller's and TNMP's Knowledge, none is currently threatened; and (e) Seller and TNMP have no Knowledge of any threatened action against Seller or TNMP and has not received notice of any unfair employment practice complaint against pending against Seller or TNMP before any federal or state authority.

     3.20 Benefit Plans; ERISA.

          (a) Schedule 3.20(a) "Benefits Plans" lists all deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans (of which none exist), and all material bonus, fringe benefit and other employee benefit plans maintained or with respect to which contributions are made by or on behalf of Seller in respect of the Seller's Employees ("Benefit Plans"). True and correct copies of all Benefit Plans have been made available to Purchaser.

          (b) Except as provided on Schedule 3.20(b) "ERISA Matters", Seller and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. None of Seller, TNMP or any ERISA Affiliate have incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA or any withdrawal liability, nor is there any reportable event (as defined in Section 4043 of ERISA). The Internal Revenue Service has issued a letter for each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, which letter determines that such plan is exempt from United States Federal Income Tax under Section 401(a) and 501(a) of the Code, and no event has occurred or circumstance has arisen that would reasonably be expected to have a Material Adverse Effect any Benefit Plan or determination letter.

          (c) Neither Seller nor any ERISA Affiliate has engaged in any transaction within the meaning of Section 4069(b) or Section 4212(c) of ERISA. No Benefit Plan is a multi-employer plan.

          (d) To the extent Seller or TNMP maintains a "group health plan" for Seller's Employees within the meaning of Section 5000(b)(1) of the Code, Seller and TNMP have materially complied in good faith with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

     3.21 Taxes. Seller and TNMP have filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Assets, and Seller and TNMP have paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not reasonably be expected to create a Material Adverse Effect. Seller and TNMP have complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes relating to Seller's Employees. All Tax Returns relating to the Assets are true, correct and complete in all material respects. Except as set forth in Schedule 3.21 "Tax Matters", no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller and TNMP in respect of the Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule 3.21 "Tax Matters" is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 3.21 "Tax Matters", there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Assets that will be binding upon Purchaser after the Closing Date. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code.
Schedule 3.21 "Tax Matters" sets forth the taxing jurisdictions in which Seller and TNMP own assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification or obtain Tax clearance certificates in connection therewith would either require Purchaser to withhold any portion of the Purchase Price or subject Purchaser to any liability for any Taxes of Seller or TNMP.

     3.22 Intellectual Property. Schedule 2.1(i) "Intellectual Property," sets forth all Intellectual Property used in and, individually or in the aggregate with other Intellectual Property, that is material to the operation or business of the Facility and the Assets. Except as disclosed in Schedule 2.1(i) "Intellectual Property," (a) Seller is not, nor has Seller received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and
(b) to Seller's Knowledge, such Intellectual Property is not being infringed by any other Person. Seller has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Facility or the Assets, and, to Seller's Knowledge, Seller is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     3.23 Capital Expenditures. Except as set forth in Schedule 3.23 "Capital Expenditures", there are no Capital Expenditures associated with the Assets that are planned by Seller and/or TNMP from the Effective Date through the Closing Date.

     3.24 Facility Performance. As of the Effective Date and the Closing Date, as tested in accordance with ASTM PTC-46 test methods: (a) the Facility is capable of producing 305 megawatts of net electrical output at full load, and
(b) at full load, the Facility's heat rate is 11,200 Btu/kWh. Seller and TNMP have provided documentation satisfactory to Purchaser which evidences such net electrical output capacity and heat rate.

     3.25 Disclosure. All documents, reports or other written information pertaining to Seller, TNMP, the Assets or the Facility that have been furnished to Purchaser by or on behalf of Seller or TNMP are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading. To Seller's Knowledge and to TNMP's Knowledge, there is no fact, event or circumstance that has not been disclosed to Purchaser in writing, the existence of which would reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller and TNMP as follows, as of the Effective Date and as of the Closing Date:

     4.1  Transaction Representations.

          (a) Organization and Existence. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser's general partner, SETOP I, LLC ("Purchaser's GP") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a limited partnership in each other jurisdiction where its business is now being conducted shall require it to be qualified, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions or perform its obligations contemplated by this Agreement and the Related Agreements. Purchaser has heretofore delivered to Seller and TNMP true, complete and correct copies of its certificate of limited partnership and limited partnership agreement, as currently in effect.

          (b) Execution, Delivery and Enforceability. Purchaser has full partnership power to enter into, and to carry out its obligations under, this Agreement and the Related Agreements which are executed by Purchaser. The execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action required on the part of Purchaser, including all necessary action required on the part of Purchaser's GP. Assuming Seller's and TNMP's due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Seller or TNMP, as the case may be, this Agreement and the Related Agreements which are executed by Purchaser have been duly and validly executed and delivered by Purchaser's GP on behalf of Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

          (c) No Violation. Subject to the Parties satisfying their respective obligations to obtain or process (as applicable) the authorizations, consents, licenses, permits, Orders, variances, approvals and applications described in
Section 5.3 "Consents and Approvals," neither the execution and delivery of this Agreement or any of the Related Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

               (1) violate or conflict with, or result in a breach of any provisions of the organizational documents of Purchaser;

               (2) violate any material law, Order, judgment, decree or regulation applicable to Purchaser; or

               (3) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which the Purchaser is a party or is subject.

          (d) No Consents. Subject to Purchaser obtaining the consents and approvals set forth on Schedule 5.3(c) "Purchaser's Required Consents", no consent or approval of, filing with, or notice to any Person is required to be obtained or made by Purchaser in connection with Purchaser's execution, delivery and performance of any of this Agreement and the Related Agreements which are executed by Purchaser, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Purchaser from performing its obligations hereunder or thereunder.

     4.2 Litigation. Except as set forth on Schedule 4.2 "Purchaser's Litigation," there are no pending or, to Purchaser's Knowledge, threatened actions, investigations or requests for information by any Governmental Authority or Third Party, which would reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.2 "Purchaser's Litigation," there is no pending or, to Purchaser's Knowledge, threatened litigation, claim, investigation or proceeding, private or governmental, which would reasonably be expected to result, or has resulted, in a material impairment of Purchaser's ability to consummate the transactions or perform its obligations contemplated by this Agreement and the Related Agreements.

     4.3 Brokers. Except for any advisors to Purchaser, whose fees will be payable by Purchaser pursuant to Section 5.6(e) "Purchaser's Closing Costs," all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and its counsel without the intervention of any other Person and in such a manner as not to give rise to any claim against Seller or TNMP (by reason of Purchaser's or its counsel's actions) for a brokerage commission, finder's fee, or other like payment to any Person.

     4.4 Sufficient Funds. Purchaser has sufficient funds available to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

     4.5 Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or, to Purchaser's and Sempra Energy's Knowledge, threatened against Purchaser or Sempra Energy.

                                   ARTICLE 5
                               CERTAIN AGREEMENTS

     5.1 Purchaser's Acknowledgement and Agreement.

          (a) Purchaser understands the methods by which power will be provided to the station loads during individual unit outages. Unit start up and maintenance power will be provided through the start-up transformer and power will need to be purchased from a retail energy provider and scheduled through ERCOT through a Qualified Scheduling Entity for power used by either unit at the Facility during unit outages.

          (b) Purchaser will bear all of its own costs, expenses and charges incurred in connection with its Due Diligence Inspections and Reviews.

     5.2 "AS IS" SALE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AND EXCEPT FOR SELLER'S AND TNMP'S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, AND IN THE RELATED AGREEMENTS, THE ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND PURCHASER IS RELYING SOLELY ON ITS OWN EXAMINATION OF THE ASSETS AND THE PROVISIONS OF THIS AGREEMENT AND THE RELATED AGREEMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, PURCHASER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EITHER EXPRESS OR IMPLIED, BY SELLER AND/OR TNMP, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY EXPRESSED OR IMPLIED IN THE INFORMATION MEMORANDUM DATED AS OF APRIL 2001 AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUESTED BY THE PURCHASER.

     THE PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER AND TNMP HAVE PERMITTED PURCHASER TO CONDUCT TO PURCHASER'S SATISFACTION SUCH INVESTIGATION AND EXAMINATION OF THE ASSETS, AND THAT THE PURCHASER IS RELYING ON ITS OWN DUE DILIGENCE INSPECTIONS AND REVIEWS OF THE ASSETS AS THE PURCHASER REQUESTED AND DETERMINED IN ITS SOLE DISCRETION TO BE NECESSARY AND SUFFICIENT, AND THAT THE PURCHASER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER AND/OR TNMP, OR ANY BROKER OR INVESTMENT BANKER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER AND/OR TNMP SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS.

                                            Purchaser's Initials      _________

     5.3  Consents and Approvals.

          (a) Seller and TNMP will use Commercially Reasonable Efforts to obtain any approval required to be obtained from any Governmental Authority and any other Permit that is or that Seller and TNMP deem to be necessary or appropriate for its use and operation of the Retained Assets pursuant to the Retained Assets Agreement after the Closing. Seller and TNMP, as the case may be, will use Commercially Reasonable Efforts to obtain all authorizations, consents, Orders, variances, approvals and applications listed on Schedule 5.3(a) "Seller's and TNMP's Required Consents and Approvals" for the transfer and assignment of the Assets to Purchaser, including without limitation, the Eligible Facility Determination and all consents and approvals for the transfer and assignment of all Permits and Assigned Contracts ("Seller's Required Consents" and "TNMP's Required Consents"). Seller and TNMP shall file all required applications or petitions with the PUC for the Eligible Facility Determination.

          (b) In connection with obtaining any Seller's Required Consents or TNMP's Required Consents from Third Parties, each Party will use Commercially Reasonable Efforts to obtain a release of Seller or TNMP, as the case may be, from any and all liabilities and obligations to Third Parties under the Asset being assigned or transferred arising in respect of any period occurring after the Closing. Purchaser will not reject any transfer (or, as applicable, reissuance) of any Permit, approval or application held by Seller or TNMP with respect to the Facility with terms and conditions substantially similar to those in effect on the Effective Date. Promptly following any request by Purchaser, which request shall not be made more frequently than once per month, Seller or TNMP shall provide a report as to status of their respective Required Consents. After the Closing, Purchaser, Seller and TNMP shall notify promptly all relevant Governmental Authorities and all Third Parties, as necessary, of the change in ownership of the Assets resulting from the transactions contemplated herein, to the extent required by applicable law or the Assigned Contracts.

          (c) Purchaser will use Commercially Reasonable Efforts to obtain those approvals, consents or Permits listed on Schedule 5.3(c) "Purchaser's Required Consents" required to be obtained by Purchaser from any Governmental Authority which are necessary for Purchaser to purchase the Assets from Seller and TNMP and to consummate the transactions contemplated hereunder and under the Related Agreements ("Purchaser's Required Consents").

          (d) Hart-Scott-Rodino. The Parties will comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") to the extent applicable to the transactions contemplated hereunder. Promptly after the Effective Date, the Parties will make any required filings under the HSR Act. If any Governmental Authority having jurisdiction under the HSR Act requires the filing of any additional information with respect to the transactions contemplated hereunder, each Party will provide such information in a prompt and diligent manner. Purchaser shall pay all filing fees under the HSR Act and each Party will bear its own costs of the preparation of any filing.

          (e)  Cooperation.

                    (1) Each Party will use Commercially Reasonable Efforts to assist the other Party's efforts in obtaining all Seller's Required Consents, TNMP's Required Consents and Purchaser's Required Consents and will reasonably cooperate with the other Parties in executing such applications and other documents as are reasonably required. Each Party will bear its own costs for these applications and proceedings except as otherwise provided in Section 5.6 "Taxes, Prorations and Closing Costs." Without limiting the generality of the foregoing, Seller and

TNMP will use Commercially Reasonable Efforts to provide Purchaser promptly after the Effective Date with current forms of applications, agreements, financial assurance documentation and other documentation that must be submitted to Governmental Authorities in order for Purchaser to obtain the material Permits, variances, approvals and applications listed in Schedule 2.1(d) "Permits," and Seller and TNMP will make Commercially Reasonable Efforts to respond to Purchaser's questions relating to the process of completing such applications, agreements, financial assurance documentation and other documentation, and the process of obtaining the transfer or reissuance of such material Permits, variances, approvals and applications.

                    (2) Upon Purchaser's request, TNMP shall cooperate with and assist Purchaser in Purchaser's discussions with Walnut Creek Mining Company for renegotiation of the terms of the Fuel Agreement. TNMP's and Seller's obligations to assist Purchaser in such discussions terminates ninety (90) days after the Closing Date, whether or not Purchaser has requested TNMP's and Seller's assistance within such ninety (90) day period.

               (f)  No Transfer if Consent or Approval Not Obtained.

                    (1) Neither Seller nor TNMP is obligated to assign or transfer their respective interest in a particular Asset or Assets (or any claim, right or benefit arising under or resulting from such Asset or Assets), although Seller or TNMP may elect to do so, if an assignment or transfer or an attempt to make such an assignment or transfer of such Asset or Assets is (A) without the consent of a Third Party if such consent is required for the Asset to be transferred to Purchaser, (B) a violation of any law, decree, Order or regulation of any Governmental Authority, or (C) on terms which will subject Seller, TNMP, TNPE or its Affiliates to a greater degree of regulation under PUHCA than Seller, TNMP, TNPE or any of its Affiliates is currently subject under PUHCA.

                    (2) Purchaser is not required to accept an interest in a particular Asset or Assets (or any claim, right or benefit arising under or resulting from such Asset or Assets), although Purchaser may elect to do so, if an assignment or transfer or an attempt to make such an assignment or transfer is (A) without the consent of a Third Party if such consent is required for the Asset or Assets to be transferred to Purchaser, (B) a violation of any law, decree, Order or regulation of any Governmental Authority, (C) subject to terms and conditions which are materially more onerous than those in effect on the Effective Date, or (D) on terms which will subject Purchaser or any of its Affiliates to a greater degree of regulation under PUHCA than Purchaser, Sempra Energy or any of its Affiliates is currently subject under PUHCA.

                    (3) Nothing contained in this Section 5.3(f) "No Transfer if Consent or Approval Not Obtained" shall limit or modify the Parties' respective obligations under the other provisions of this Section 5.3 "Consents and Approvals."

     5.4  Confidentiality.

          (a) Each Party (and its officers, employees, counsel, representatives and agents) agrees to be bound by the terms of the Confidentiality Agreement as if set forth in this Agreement.

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

          (b) Upon the other Party's prior written approval, which will not be unreasonably withheld, either Party may provide Confidential Information to ERCOT, the ISO, PUC or other Governmental Authorities as necessary to comply with Section 5.3 "Consents and Approvals." The disclosing Party will seek confidential treatment, if possible, for the Confidential Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Confidential Information.

          (c) Survival. The Parties' respective obligations in this Section 5.4 "Confidentiality" and under the Confidentiality Agreement shall survive for a period of two (2) years after the Closing Date or termination of this Agreement, as applicable.

     5.5 Cooperation. Upon reasonable advance written notice by Purchaser to Seller and TNMP, Seller and TNMP shall reasonably cooperate with Purchaser regarding the transition of ownership, operation and/or maintenance of the Facility and the Assets to Purchaser, including access to facilitate Purchaser's integration of accounting, insurance, telecommunications and management information systems and other operations at the Facility with Purchaser's programs and systems. Solely with respect to work done by Seller or TNMP at Purchaser's request to facilitate Purchaser's integration of its systems and operations described in the preceding sentence and to further the separation of the Assets from any of the Retained Assets and Excluded Assets, Purchaser shall reimburse Seller and TNMP on a time and materials basis, using TNMP's internal standard rates set forth on Schedule 5.5 "TNMP's Contract Labor Rates" for the personnel performing such work. After the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents of conveyance, assignment, assumption or transfer, including instruments granting TNMP reasonable rights of ingress and egress to the Retained Assets and Excluded Assets on terms and conditions reasonably satisfactory to the Parties, and take such further actions using Commercially Reasonable Efforts as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. For a period of three (3) years immediately following the Closing Date, Purchaser shall reasonably cooperate with Seller and TNMP regarding the filing of all required documents with the PUC, FERC, or any other Governmental Authority to the extent directly related to the transactions contemplated hereby. If any Excluded Assets or Retained Assets are inadvertently delivered to Purchaser, Purchaser will promptly return the same to TNMP to the extent Purchaser obtains Knowledge of such inadvertent delivery. On the Closing Date, Seller and TNMP shall deliver to Purchaser the original drawings, sepias and bluelines related solely to the Assets and not located on the Site.

     5.6  Taxes, Prorations and Closing Costs.

          (a) Taxes.

              (1) Except as otherwise provided herein, Purchaser shall pay 50% and Seller shall pay 50% of all Taxes, including transfer and documentary transfer Taxes, arising in connection with the transfer of the Assets. Seller and Purchaser will each pay their own Income Taxes. State and local real and personal property Taxes relating to the Assets for the tax year ending December 31, 2002 (which taxes are due and payable on or before January 31, 2003) will be prorated between Purchaser and Seller on the following basis: Seller shall be responsible for all such Taxes for the period up to the Closing Date and Purchaser shall be responsible for all such Taxes for the period on and after the Closing Date. All Taxes assessed on an annual basis will be prorated on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made, except that Purchaser will bear all supplemental or other state and local real and personal property Taxes which arise out of a change in ownership of the Assets.

               (2) If the amount of real and personal property Taxes due for the 2002 tax year (commencing January 1, 2002) has not been assessed by the taxing authorities as of the Closing Date, then the amount of real and personal property Taxes as prorated between Seller and Purchaser for the 2002 tax year will be estimated on the basis of the 2001 tax year's real and personal property taxes and such amount will be subject to a true-up adjustment after the Closing Date based upon the actual amount of Taxes assessed.

               (3) Seller will be entitled to any refunds or credits of Taxes relating to the Assets for the period prior to the Closing Date and the Purchaser shall be entitled to such refunds or credits of Taxes relating to the Assets for the period on and after the Closing Date. Each Party will promptly notify and forward to the other Party the amounts of any such refunds or credits within thirty (30) days after receipt thereof.

               (4) After the Closing Date, Purchaser will notify Seller and TNMP in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communication from a taxing authority or any representative thereof, of any pending or threatened tax audit, or any pending or threatened judicial or administrative proceeding that involves Taxes relating to the Assets for the period prior to the Closing Date, and furnish Seller and TNMP with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such Taxes relating to the Assets for the period prior to the Closing. After the Closing Date, Seller and TNMP will notify Purchaser in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communication from a taxing authority or any representative thereof, of any pending or threatened tax audit, or any pending or threatened judicial or administrative proceeding that involves Taxes relating to the Assets for the period after the Closing Date, and furnish Purchaser with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such Taxes relating to the Assets for the period after the Closing Date.

               (5) Notwithstanding any provision of this Agreement to the contrary, with respect to any claim for refund, audit, examination, notice of deficiency or assessment or any judicial or administrative proceeding that involves Taxes relating to the Assets (collectively, "Tax Claim"), each Party will reasonably cooperate with the other Party in prosecuting and/or contesting any Tax Claim, including making available original books, records, documents and information for inspection, copying and, if necessary, introduction as evidence at any such Tax Claim contest or proceeding and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder with respect to such Tax Claim or to testify at proceedings relating to such Tax Claim. Seller and TNMP will control all proceedings taken in connection with any Tax Claim that pertains entirely to the period prior to the Closing Date, Purchaser will control all proceedings taken in connection with any Tax Claim that pertains entirely to the period on or after the Closing Date, and Seller, TNMP and Purchaser will jointly control all proceedings taken in connection with any Tax Claim pertaining to the period both prior to and after the Closing Date; provided, however, Purchaser may request that Seller or TNMP take any action reasonably necessary to remove any liens or other encumbrances on the Assets relating to any Tax Claim that pertains entirely to the period prior to the Closing Date. Purchaser has no right to settle or otherwise compromise any Tax Claim which pertains entirely to the period prior to the Closing Date; neither Seller nor TNMP have a right to settle or otherwise compromise any Tax Claim which pertains entirely to the period on or after the Closing Date and neither Party has the right to settle or otherwise compromise any Tax Claim which pertains to the period both prior to and on or after the Closing Date without the other Party's prior written consent, which consent shall not be unreasonably withheld.

               (b) Income and Expenses. Except as set forth in this Section 5.6 "Taxes, Prorations and Closing Costs," all items of income and expense, including rents and other charges under the Assigned Contracts, in each case, for the period prior to the Closing, will be for the account of Seller or TNMP, and all items of income and expense, including rents and other charges under the Assigned Contracts, for the period on and after the Closing will be for the account of Purchaser, all as determined by the accrual method of accounting. If either Party actually receives any rents or other charges under the Assigned Contracts that are, in whole or in part, designated as payments for the period credited to the other Party under this Section 5.6(b) "Income and Expenses," the recipient will, within a reasonable period of time, remit such amounts to the other Party.

               (c) Proration Method. For purposes of calculating prorations, including the prorations described in the other subsections of this Section 5.6 "Taxes, Prorations and Closing Costs," Purchaser will be deemed to own the Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof as of 10:00:01 a.m. CPT on the Closing Date. All prorations will be made on the basis of the actual number of days of the month which will have elapsed as of the Closing Date and based upon a three hundred sixty-five
(365) day year. The amount of the prorations will be subject to adjustment in cash after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

               (d) Governmental Fees. Any fees imposed by any Governmental Authority related to or arising from operations of the Assets (including fees relating to air emissions pursuant to any Permit) will be prorated between Purchaser and Seller and TNMP on the following basis: Seller and TNMP are responsible for the portion of such fees relating to the period up to the Closing Date; and Purchaser is responsible for the portion of such fees relating to the period on and after the Closing Date. All fees will be prorated on the assumption that an equal amount of fees applies to each day of the license period, regardless how or when any installment payments are billed or made. Notwithstanding the foregoing, Purchaser will bear all fees which arise out of a change in ownership of the Assets, including the transfer of the governmental permits, licenses, Orders, variances, approvals and applications described in
Schedule 2.1(d) "Permits," and all fees and expenses (including expenses related to or arising from the preparation of a renewal application, such as environmental consultants' fees) associated with a renewal of a license or permit where the expiration date occurs after the Closing Date.

               (e) Purchaser's Closing Costs. Purchaser will pay all costs and fees of (i) Purchaser's due diligence inspections and reviews, (ii) obtaining Purchaser's Escrow Amount, (iii) one-half of all escrow fees charged by the Escrow Agent, (iv) all costs of obtaining Purchaser's Required Consents, (v) any Person that is entitled to a brokerage commission, finder's fee or other like payment by reason of Purchaser's actions, (vi) document recordation in connection with the Closing, and (vii) Purchaser to negotiate and execute this Agreement and the Related Agreements.

               (f) Seller's and TNMP's Closing Costs. Seller will pay: (i) all fees payable to Investment Banker in connection with this transaction or any other Person that is entitled to a brokerage commission, finder's fee or other like payment by reason of Seller's or TNMP's actions, (ii) one-half of all fees charged by the Escrow Agent, (iii) all costs of obtaining the approvals described in Section 5.3(a), (iv) all costs incurred in obtaining Seller's Required Consents and TNMP's Required Consents, (v) the cost of the Title Policies and any endorsements to the Title Policies reasonably requested by Purchaser, (v) the cost of obtaining any new surveys or updates to existing surveys, and (vi) the cost of all UCC, lien, litigation, judgment or similar searches relating to the Assets, except to the extent Seller has already paid for said searches in connection with the issuance of the Title Policies, and
(vii) all fees of Seller or TNMP to negotiate and execute this Agreement and the Related Agreements.

        5.7 No Recourse. To the extent the transfer, conveyance, assignment and delivery of Assets to Purchaser as provided in this Agreement is accomplished by deeds, assignments, sublicenses, subleases, subcontracts or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, the transferring or conveying Party except as expressly provided in this Agreement, any Related Agreement or any deed, assignment or other instrument of transfer and conveyance.

        5.8    Risk of Loss.

               (a) From the Effective Date through 10:00 a.m. (prevailing Central Time) on the Closing Date, all risk of loss (including, without limitation, risk of an eminent domain taking or condemnation), or Casualty to the Facility or any of the Assets shall be borne by Seller and/or TNMP.

               (b) If, after the Effective Date but prior to 10:00 a.m. (prevailing Central Time) on the Closing Date, all or any portion of the Assets
(i) is taken by eminent domain or condemnation or is the subject of a pending or threatened taking or condemnation of which Seller or TNMP becomes aware and which has not been consummated, or (ii) has suffered a Casualty, Seller shall notify Purchaser promptly in writing of such fact:

                   (1) In the case of a Casualty, Purchaser and Seller shall negotiate in good faith for either a fair and equitable adjustment to the Purchase Price or for Seller's restoration (at Seller's sole expense) of the Assets to the same quality and condition such Assets were in prior to the Casualty; if Purchaser and Seller agree to restoration of the Assets in the event of a Casualty, Purchaser shall have the right to observe, inspect and approve the repairs necessitated by such Casualty. If no negotiated settlement is reached within thirty (30) days after Seller has notified Purchaser of such Casualty, Purchaser or Seller may terminate this Agreement pursuant to Section 9.14.

               (2) In the case of an eminent domain taking or condemnation involving the Assets, Purchaser or Seller may terminate this Agreement pursuant to Section 9.14(a)(5) or Section 9.14(a)(9).

     5.9 Conduct of Business Relating to the Assets. From the Effective Date through the Closing Date, except as described in Schedule 5.9 "Conduct of Business Not in the Ordinary Course," or as expressly contemplated by this Agreement or to the extent Purchaser otherwise consents in writing, Seller and TNMP (a) will operate and maintain the Facility and the Assets (including, without limitation, maintaining adequate levels of spare parts) in the ordinary course of business consistent with the past practices of Seller in the eighteen
(18) months immediately preceding the Effective Date to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices, (b) shall use all Commercially Reasonable Efforts to preserve intact the Assets, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (c) shall maintain the insurance coverage described in Section 3.18, and (d) shall comply with all applicable laws relating to the Assets, including without limitation, all Environmental Laws then in effect, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 5.9 "Conduct of Business Not in the Ordinary Course," or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Purchaser, Seller and TNMP shall not with respect to the Assets:

               (i) Make any material change in the levels of Inventories customarily maintained by Seller with respect to the Assets, other than changes which are consistent with Prudent Utility Practices;

               (ii) Sell, lease (as lessor), sublease (as sublessor), enter into any license (as licensor) or use or occupancy agreement (as grantor), encumber with any Liens (other than with Permitted Liens), pledge, transfer or otherwise dispose of, any Assets individually or in the aggregate (except for Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller during the eighteen (18) months immediately preceding the Effective Date, to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices);

               (iii) Modify, amend or voluntarily terminate prior to the expiration date any of the Assigned Contracts or any of the Permits in any material respect, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Seller in the eighteen (18) months immediately preceding the Effective Date, to the extent such past practices are no less stringent than those practices required by Prudent Utility

         Practices and otherwise in accordance with Prudent Utility Practices,
         (b) with cause, to the extent consistent with past practices of Seller to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices, or (c) as may be required in connection with transferring Seller's or TNMP's, as the case may be, rights or obligations thereunder to Purchaser pursuant to this Agreement and the Related Agreements;

                    (iv) Except for commitments under the Fuel Agreement, enter into any commitment for the purchase, sale, or transportation of coal, lignite or other alternative fuel;

                    (v) Sell, lease or otherwise dispose of Emission Allowances or Emission Reduction Credits, except to the extent necessary to operate the Assets in accordance with this Section;

                    (vi) Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to the Assets that individually exceeds Fifty Thousand Dollars ($50,000) or in the aggregate exceeds One Hundred Thousand Dollars ($100,000) unless it is terminable by Seller or TNMP, as applicable, (or, after the Closing, by Purchaser) without penalty or premium upon no more than thirty (30) days' notice;

                    (vii) (a) hire at, or transfer to the Facility, any new employees prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller, (b) voluntarily transfer any of Seller's Employees from the Facility or terminate any of Seller's Employees other than "for cause" (which "cause" shall be in Seller's reasonable discretion); (c) materially increase salaries or wages of Seller's Employees prior to the Closing,
         (d) take any action prior to the Closing to effect a material change in any employment agreements with Seller's Employees, or (e) take any action prior to the Closing to materially increase the aggregate benefits payable to the Seller's Employees;

                    (viii) Make any Capital Expenditures which exceed Fifty Thousand Dollars ($50,000) in any instance or One Hundred Thousand Dollars ($100,000) in the aggregate;

                    (ix) Use any spare parts listed on Schedule 2.1(g) "Inventories" except in the ordinary course for the operation and/or maintenance of the Facility in accordance with Prudent Utility Practice or move such spare parts to any off-Site location; or

                    (x) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs(i) through (ix).

         5.10 Access to Information. Between the Effective Date and the Closing Date, Seller and TNMP will, at reasonable times and upon reasonable notice: (i) give Purchaser and its representatives reasonable access to their respective managerial personnel and to all Books and Records, plans, equipment, offices and other facilities and properties constituting the Assets; (ii) furnish Purchaser with such financial and operating data and other information with respect to the Assets as Purchaser may from time to time reasonably request, and permit Purchaser to make such reasonable inspections thereof as Purchaser may request;
(iii) furnish Purchaser at its request a copy of each material report, schedule or other document filed by Seller, TNMP or their respective Affiliates with respect to the Assets with the Securities Exchange Commission, FERC, PUC or any other Governmental Authority; and (iv) furnish Purchaser with all such other information as shall be reasonably necessary to enable Purchaser to verify the accuracy of the representations and warranties of Seller or TNMP contained in this Agreement and the Related Agreements; provided, however, that (A) any such inspection and investigations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Facility or the Assets, (B) Seller and TNMP shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (C) Seller and TNMP need not supply Purchaser with any information which Seller is under a legal or contractual obligation not to supply.

     5.11 Public Statements. Subject to the requirements imposed by any applicable law or any Governmental Authority or stock exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without three (3) Business Days' advance notice to the other Parties. Where practicable, the Parties agree to cooperate in preparing such announcements.

     5.12 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Purchaser shall be responsible for the costs and expenses of its independent consultant(s) performing any load following tests and analyses (whether conducted prior to or after the Effective Date) regarding the Facility (the "Load Testing") and Seller and/or TNMP shall be responsible for costs and expenses (including fuel costs) in connection with operation of the Facility during such Load Testing.

     5.13 Repair of Pond Leaks.

          (a) Prior to the Effective Date, Purchaser conducted tests to determine if any leaks exist in the Ponds. Neither Seller nor TNMP is responsible for the costs of such testing and investigation of the Ponds conducted by Purchaser prior to the Effective Date. Purchaser's testing and investigation of the Ponds prior to the Effective Date did not determine conclusively whether any leaks exist in any of the Ponds.

          (b) After the Effective Date and prior to the Closing Date, the Parties shall cooperate in good faith to determine whether any leaks exist in the Ponds, including conducting additional testing and investigations for such purposes ("Additional Pond Tests"). Selection of the Third Party to perform the Additional Pond Tests (the "Test Firm") and the scope of work of the Test Firm shall require the prior consent of the Parties, which consent shall not be unreasonably withheld or delayed. All reasonable and necessary costs, fees and expenses of the Test Firm to conduct the Additional Pond Tests and prepare related analyses, opinions, evaluations and reports shall be borne solely by Seller and TNMP; provided, however, Purchaser may (but shall not be obligated to) engage another Third Party ("Purchaser's Independent Party") to provide Purchaser with an independent, second opinion or analysis of the existence of leaks in any of the Ponds and any costs, fees and expenses of Purchaser's Independent Party shall be borne solely by Purchaser.

         If the results of such Additional Pond Tests indicate the presence of leaks in the Ponds, the Parties shall in good faith negotiate a resolution for the issues associated with leaks in any of the Ponds, including but not limited to: (i) repairing any leaks and continuing use of the Ponds, or (ii) permanently closing the Ponds and modifying the operations of the Facility as necessary to accommodate changes resulting from permanent closure. Selection of the Third Party (the "Repair Firm") to implement the resolution mutually agreed upon by the Parties with respect to the Ponds and the scope of work for such Repair Firm shall require the prior consent of the Parties, which consent shall not be unreasonably withheld or delayed. All reasonable and necessary costs, fees and expenses of the Repair Firm to implement the mutually agreed upon resolution shall be borne solely by Seller and TNMP, whether incurred prior to or after the Closing Date. Seller and TNMP shall indemnify and hold Purchaser harmless from any and all losses and Third Party costs, fees or expenses (other than those of Purchaser's Independent Party, if any) incurred by Purchaser and/or its Affiliates in connection with the repair of any leaks in the Ponds or from permanent closure of any of the Ponds and modification of the Facility's operations resulting therefrom; provided, however, that neither Seller, TNMP nor any of its Affiliates shall be liable for such indemnification if Purchaser and/or its Affiliates implement a resolution other than the resolution mutually agreed upon by the Parties.

         5.14 Spare Parts. In the event that on the Closing Date, the spare parts listed on Schedule 2.1(g) "Inventories" have not been used in the operation and/or maintenance of the Facility prior to the Closing Date but are not accounted for, Seller shall at its sole cost and expense, replace such spare parts promptly after the Closing Date with spare parts of the same value, quality and warranty as determined by Purchaser in its reasonable discretion. Seller's payment for such replacement spare parts shall be offset, as applicable, against any amount payable by Seller to Purchaser under Section 2.7(b).

         5.15 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including without limitation using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the transferable Permits to Purchaser.

         5.16 Post-Closing - Information and Records.

              (a) Each Party agrees that, from and after the Closing Date, it will, promptly following the written request of the other Party, provide such information (other than privileged and/or attorney work product documents or information) and administrative support as will be reasonably requested by the other Party to enable the requesting Party to comply with its obligations to any Governmental Authority, including without limitation, FERC, PUC and New

Mexico Public Regulation Commission or its obligations with respect to the issuance of Forms W-2 and 1099, and other tax reports, reports and notices relating to pension, profit sharing, health and other plans, income tax returns, preparation of financial statements and completion of the requesting Party's audit for the two fiscal years ended December 31 following the Closing Date, and other similar matters.

            (b) (1) For a period of seven (7) years after the Closing Date (or, if requested in writing by Seller or TNMP within seven (7) years after the Closing Date, until the closing of the examination of Seller's, TNMP's and TNPE's federal income tax returns for all periods prior to and including the Closing, if later), Purchaser will not dispose of any books, records, documents or information relating to any of the Assets delivered to it by Seller or TNMP without first giving notice to Seller and TNMP thereof and permitting Seller and TNMP to retain or copy such books and records as Seller or TNMP may select (other than privileged and/or attorney work product documents and information). During such period, Purchaser will permit Seller and TNMP to examine and make copies, at Seller's and TNMP's expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or TNMP by any third party or Governmental Authority or the preparation of income or other Tax Returns.

                 (2) Purchaser will permit Seller and TNMP to examine and make copies, at Seller's and TNMP's expense, of such books, records, documents and information relating to any of the Assets delivered to it by Seller or TNMP for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or TNMP by any third party or Governmental Authority. Seller and TNMP will provide reasonable notice to Purchaser of their need to access such books, records, documents or other information and will submit a request in writing that (A) describes the books or records requested, (B) states the purpose for which the book or record is necessary, (C) certifies that Seller and TNMP will only use the book or record for the purpose stated (and will restrict access to such book and record to such persons within its organization or attorneys on a need-to-know basis) and that such use is reasonably related to the stated purpose and (D) commits Seller and TNMP to return such book or record (and/or destroy all copies of such book or record) when the use is completed or purpose has been achieved, unless Seller or TNMP is required by law, statute, regulation or Order, to retain such documents for a statutory period of time before destruction is permitted. Seller and TNMP agree such books, records, documents or other information shall be deemed to constitute Confidential Information.

                 (3) If privileged and/or attorney work product documents or information, including communications between Seller and its counsel or TNMP and its counsel, are inadvertently disclosed to Purchaser in the books, records, documents or other information located at the Site or otherwise delivered to Purchaser, or if any other document or information constituting Excluded Assets remains on the Site after the Closing, Purchaser agrees (A) such disclosure is inadvertent, (B) not to assert that such disclosure constitutes a waiver, in whole or in part, of any privilege or work product, (C) such information will constitute Confidential Information, and (D) it will promptly return to Seller or TNMP, as the case may be, all copies of such information in the possession of Purchaser to the extent Purchaser obtains Knowledge of such inadvertent disclosure.

                 (4) If privileged and/or attorney work product documents or information, including communications between Purchaser and its counsel, are inadvertently disclosed to Seller or TNMP in the books, records, documents or other information delivered to Seller or TNMP, Seller and TNMP agree (A) such disclosure is inadvertent, (B) not to assert that such disclosure constitutes a waiver, in whole or in part, of any privilege or work product, (C) such information will constitute Confidential Information, and (D) it will promptly return to Purchaser all copies of such information in the possession of Seller or TNMP to the extent Seller or TNMP, as the case may be, obtain Knowledge of such inadvertent disclosure.

           (c) Each Party will make available to the other Party, on a reasonable basis and as requested from time to time by the other Party after Closing, those employees of such Party with Knowledge of or relevant to the matters described in this Section 5.16 "Post-Closing - Information and Records" for the purpose of consultation in connection with such matters.

    5.17   Employees.

           (a) Seller shall terminate, effective as of the Closing Date, the employment of all employees listed on Schedule 3.19(a) "Seller's Employees", and shall pay to Seller's Employees all wages, salaries, commissions (if any) and bonuses which are due to them, including, without limitation, all unused Paid Time Off as defined under Seller's policies accrued up to the Closing Date. Purchaser shall offer to hire Seller's Employees upon substantially the same terms and conditions of their employment with Seller, subject to all requirements and limitations set forth in any new employee benefit plan of Purchaser. In accordance with the elections made pursuant to Section 401(a)(31) of the Internal Revenue Code by Seller's Employees who accept employment with Purchaser, Seller shall facilitate the transfer of assets held in the respective accounts of Seller's Employees from the Benefit Plans to a plan or plans designated by Purchaser. Purchaser agrees to accept intact rollovers of the assets and loans associated with Seller's Employees accounts. Without limiting the foregoing and except as provided in the preceding sentence, no portion of the assets of any Benefit Plan heretofore sponsored or maintained by Seller (and no amount attributable to any such Benefit Plan) shall be transferred to Purchaser and Purchaser shall not be required to continue any such Benefit Plan after the Closing Date. Purchaser shall not assume, and shall not be deemed to assume, any past or future obligations of Seller with respect to Seller's Employees (i.e., severance pay, sick pay, accrued vacation claims, etc.). Seller shall offer COBRA to Seller's Employees on a subsidized basis to those Seller's Employees who accept employment with Purchaser and Purchaser shall reimburse Seller for the cost plus two percent (2%) of the cost as an administrative fee.

           (b) No Seller's Employee who declines employment with Purchaser shall receive a greater severance benefit, if any, from Seller than said employee would have received had the offer of employment been accepted.

           (c) After the Effective Date and prior to the Closing Date, Purchaser shall have the right to meet with Seller's Employees from time to time to discuss post-Closing employment matters; provided, however, Purchaser shall notify Seller at least two (2) Business Days prior to the date on which the meeting is proposed to be held, and Seller and TNMP shall have the right to have one or more Seller's Representatives (as defined below) attend such meetings. If any written materials are to be provided or used during a meeting, Purchaser shall provide copies of such written materials to Seller and TNMP at least two (2) Business Days prior to the meeting. For purposes of this paragraph, "Seller's Representatives" shall mean one or more representatives of TNMP but not shall not include any of the Seller's Employees. After the Effective Date and prior to the Closing Date, Seller covenants that it shall (and TNMP shall cause Seller to) (i) use Commercially Reasonable Efforts to retain Seller's Employees, (ii) allow Purchaser reasonable access to Seller's Employees to discuss post-Closing employment with Purchaser and other employment-related matters, provided that notice is given pursuant to this paragraph, and meetings are conducted in a group and not on a one-to-one basis, and (iii) not make or attempt to make, directly or indirectly, alternative employment offers to Seller's Employees or otherwise solicit or attempt to solicit Seller's Employees for employment after the Closing Date other than with Purchaser.

           (d) Seller's Employees who, as of the Closing Date, are age fifty-five (55) or older with at least ten (10) years of service shall have their service with Purchaser, its successors or assigns credited toward eligibility for benefits under Seller's retiree medical plan as if employment continued with Seller. Notwithstanding the foregoing, neither Seller nor TNMP is obligated to maintain a retiree medical benefit for any of Seller's Employees. Seller or TNMP may amend or terminate any of its benefit plans at any time and at its sole discretion, even if such amendment or termination results in extinguishment of the retiree medical benefit.

           (e) As of the Closing Date, Seller shall have vested all of Seller's Employees in Seller's cash balance pension plan. At Closing, Purchaser shall pay to Seller the sum of Thirty-Seven Thousand Seven Hundred Thirty-Six and 81/100 Dollars ($37,736.81) as cost of such vesting, whether by adjustment to the Purchase Price or otherwise.

           (f) Excepting only Seller's Employees who qualify for benefits under Seller's retiree medical plan, Purchaser shall credit service with Seller toward retiree medical eligibility under its plan as if all service had been with Purchaser. Purchaser shall also credit service with Seller toward vesting and eligibility under the Benefit Plan(s) that it establishes.

    5.18 Review of Accounts Payable. If Purchaser is responsible for paying an account payable relating to the Assets which becomes due and payable after the Closing but relates to a pre-Closing Date period, Seller or TNMP, as the case may be, shall provide copies of such accounts payable to Purchaser.

    5.19 Advice of Changes. Prior to the Closing, each Party will advise the other in writing with respect to any matter arising after the Effective Date of which the applicable Party obtains Knowledge and which, if existing or occurring at the Effective Date, would have been required to be set forth in any of the Schedules.

    5.20 Interconnection Agreement. On the Closing Date, TNMP and Purchaser shall execute and deliver the Interconnection Agreement.

                                   ARTICLE 6
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                    PURCHASER

     The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions precedent:

     6.1 No Injunctions. No preliminary or permanent injunction or other Order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, Order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Assets.

     6.2 True Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date.

     6.3 Compliance with Provisions. Seller and TNMP have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement and the Related Agreements on their respective parts required to be performed or complied with at or prior to the Closing Date.

     6.4 Seller's and TNMP's Receipt of Approvals of Governmental Authorities. The condition set forth in Section 7.4 "Seller's and TNMP's Receipt of Approvals of Governmental Authorities" has been satisfied or waived by Seller.

     6.5 Purchaser's Receipt of Approvals of Governmental Authorities. Purchaser has received all Seller's Required Consents, TNMP's Required Consents and Purchaser's Required Consents in form and substance reasonably satisfactory to Purchaser (including no material adverse conditions), including without limitation, the Eligible Facility Determination.

     6.6 Officer's Certificates. Purchaser shall have received certificates from an authorized officer of each of Seller and TNMP, each dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2 have been satisfied by Seller and TNMP.

     6.7 Legal Opinion. Purchaser shall have received an opinion from Seller's and TNMP's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

     6.8 Deliveries. Seller and TNMP have delivered, or caused to be delivered, to Purchaser at the Closing the documents and payments referenced in Schedule
6.8 "Closing Deliveries by Seller and TNMP." If an event or circumstance occurs after the Effective Date that would require an update to a representation, warranty, or of any Schedule to this Agreement by Seller or TNMP, then Seller or TNMP, as the case may be, shall have ten (10) Business Days within which to update said representation, warranty, or Schedule. Notwithstanding the foregoing, Purchaser may elect to terminate this Agreement prior to Closing pursuant to

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

Section 9.14 as a result of any event or circumstance occurring after the Effective Date that would cause Seller's or TNMP's representations and warranties made in this Agreement to be materially untrue as of the Closing Date.

     6.9 Survey. Purchaser shall have received an ALTA survey of the Real Property, in form reasonably satisfactory to Purchaser, and such survey shall not reflect any matters which would reasonably be expected to have a Material Adverse Effect on the Real Property or the Real Property Interests.

     6.10 Title Insurance. Title to the Real Property Interests shall have been evidenced by the willingness of Stewart Title Guaranty Company (the "Title Insurer") to issue ALTA (1970 Form B) owner's, or lessee's, as the case may be, extended coverage policies of title insurance, or the Texas equivalent (the "Title Policies"), with the general survey exception removed, in an amount equal to the Purchase Price showing title to the Real Property Interests vested in Purchaser, with such endorsements requested by Purchaser and otherwise in form and content acceptable to Purchaser. Such Title Policies shall show title vested in Purchaser subject only to those Schedule B exceptions acceptable to Purchaser. The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof on the Closing Date or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing Date, to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

     6.11 No Material Adverse Effect. Between the Effective Date and Closing Date, no Material Adverse Effect shall have occurred and be continuing.

     6.12 Hart-Scott-Rodino. The conditions precedent set forth in Section 5.3(d) "Hart-Scott-Rodino" shall have been satisfied.

     6.13 No Termination. No Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 9.14 "Termination."

                                   ARTICLE 7
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                 SELLER AND TNMP

     The obligations of Seller and TNMP under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver by Seller or TNMP, on or prior to the Closing Date, of each of the following conditions precedent:

     7.1 No Injunctions. No preliminary or permanent injunction or other Order or decree by any federal or state court of Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, Order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Assets.

     7.2 Compliance with Provisions. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement and the Related Agreements on its part required to be performed or complied with at or prior to the Closing Date.

     7.3 True Representations and Warranties. The representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date.

     7.4 Seller's and TNMP's Receipt of Approvals of Governmental Authorities. Seller and TNMP have received and approved (in their sole discretion) any approval required to be obtained from the Governmental Authorities listed on
Schedule 7.4 "Required Governmental Approvals," as such Schedule may be amended prior to Closing, and which approvals are in full force and effect on the Closing Date.

     7.5 Purchaser's Receipt of Approvals of Governmental Authorities. The condition set forth in Section 6.5 "Purchaser's Receipt of Approvals of Governmental Authorities" has been satisfied or waived by Purchaser, and Seller and TNMP have confirmed that the specific consents, approvals, permits and licenses listed on Schedule 5.3(c) "Purchaser's Required Consents" have been obtained by Purchaser.

     7.6 Officer's Certificates. Seller and TNMP shall have received certificates from an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2 and Section 7.3 have been satisfied by Purchaser.

     7.7 No Adverse Proceedings. No court or administrative agency of competent jurisdiction shall have issued an order or injunction which restrains or prohibits the transactions contemplated hereunder.

     7.8 Deliveries. Purchaser has delivered, or will cause to be delivered, to Seller and TNMP at the Closing, the documents and payments referenced in
Schedule 7.8 "Closing Deliveries by Purchaser." If an event or circumstance occurs after the Effective Date that would require an updated to a representation, warranty, or of any Schedule to this Agreement by Purchaser, then Purchaser shall have ten (10) Business Days within which to update said representation, warranty, or Schedule. Notwithstanding the foregoing, Seller or TNMP may elect to terminate this Agreement prior to Closing pursuant to Section
9.14 as a result of any event or circumstance occurring after the Effective Date that would cause Purchaser's representations and warranties made in this Agreement to be materially untrue as of the Closing Date.

     7.9 Hart-Scott-Rodino. The conditions precedent set forth in Section 5.3(d) "Hart-Scott-Rodino" shall have been satisfied.

     7.10 No Termination. No Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 9.14 "Termination."

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

     7.11 Legal Opinion. Seller and TNMP shall have received an opinion from Purchaser's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller and TNMP.

                                   ARTICLE 8
                                 INDEMNIFICATION

     8.1   Indemnification.

           (a) Purchaser shall indemnify, defend and hold harmless Seller, TNMP, their respective officers, directors, employees, shareholders, Affiliates and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

                (1) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement or the representations and warranties contained in Article 4;

                (2) any untrue representations or warranties of Purchaser in this Agreement or the Related Agreements;

                (3) the Assumed Liabilities;

                (4) any loss or damages, including Third Party Claims, resulting from or caused by any inspection performed by or on behalf of Purchaser of the Assets (including any losses or damages caused by Purchaser or its agents or representatives in connection with testing of the Ponds under Section 5.13), whether performed before or after the Closing Date; or

                (5) any Third Party Claims against a Seller Indemnitee arising out of or in connection with Purchaser's ownership, operation or maintenance of the Facility and other Assets on or after the Closing Date.

           (b) Seller and TNMP shall defend and hold harmless Purchaser, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Purchaser Indemnitee") from and against any and all Indemnifiable Losses, except for the Indemnifiable Losses referred to in Sections 8.1(a)(1), 8.1(a)(2), 8.1(a)(3), 8.1(a)(4) and 8.1(a)(5), asserted against or suffered by any Purchaser Indemnitee relating to, resulting from or arising out of:

                (1) any breach by Seller or TNMP of any covenant or agreement of Seller or TNMP contained in this Agreement or the representations and warranties contained in Article 3,

                (2) any untrue representations or warranties of Seller or TNMP in this Agreement or the Related Agreements,

                (3) the Excluded Liabilities,

                (4) any Third Party Claims against a Purchaser Indemnitee arising out of or in connection with Seller's or TNMP's ownership, operation or maintenance of the Excluded Assets and Retained Assets on or after the Closing Date and of the Assets prior to the Closing Date, and

                (5) any leaks in the Ponds existing prior to the Closing Date and identified during the testing (including Additional Pond Tests conducted by the Test Firm) referenced in Section 5.13 (other than costs incurred by Purchaser in conducting tests prior to the Effective Date to determine the existence of any leaks in the Ponds and costs of Purchaser's Independent Party, if any).

           (c)  Notwithstanding anything to the contrary contained herein:

                (1) Any Seller Indemnitee or Purchaser Indemnitee entitled to receive indemnification under this Agreement (an "Indemnitee") by a Party hereunder (the "Indemnifying Party") shall use Commercially Reasonable Efforts to mitigate all Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against Third Parties and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, subject to Section 8.2, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

                (2) Any Indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually receivable by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss to the extent realized by the Indemnitee. Any party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

                (3) An Indemnifying Party shall not be obligated to indemnify any Indemnitee until and unless the aggregate amount of Indemnifiable Losses equals or exceeds One Million Dollars ($1,000,000), whereupon the Indemnifying Party shall be liable for all Indemnifiable Losses excluding the first One Million Dollars ($1,000,000).

                (4) The respective indemnification obligations of Purchaser and of Seller and TNMP (as a group) under this Agreement shall not exceed Ten Million Dollars ($10,000,000) individually or in the aggregate (the "Indemnity Cap").

                (5) Seller's and TNMP's obligations set forth in Section 5.13 with respect to the Ponds shall not be subject to the indemnification threshold set forth in Section 8.1(c)(3) or the Indemnity Cap set forth in Section 8.1(c)(4). Seller's and TNMP's obligations with respect to the Ponds as set forth in Section 5.13 shall not be counted towards calculation of the indemnification threshold set forth in Section 8.1(c)(3) or towards the Indemnity Cap set forth in Section 8.1(c)(4) for any other Indemnifiable Loss.

           (d) The expiration or termination of any covenant, representation, warranty or agreement under this Agreement shall not affect the Parties' obligations under this Section if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination.

           (e) Except to the extent otherwise provided herein, the rights and remedies of the Parties under this Article 8 are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article 8 apply only to matters arising out of this Agreement and the Related Agreements.

           (f) Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any Indemnifiable Losses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. Purchaser, Seller and TNMP waive any right to recover from any other Party punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement or the Related Agreements. The provisions of this Section 8.1(f) shall not apply to indemnification for a Third Party Claim.

     8.2   Defense of Claims.

           (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in any event such notice shall not be given later than five (5) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnifying Party shall have full and complete control over the conduct of such proceeding on behalf of the Indemnitee and shall, in its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense.

           (b) If, within five (5) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

                    (1) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within five (5) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer.

             (c) The Indemnifying Party shall not, in the defense of any claim or litigation, except with the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee.

             (d) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than five (5) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnitee shall issue a second notice to the Indemnifying Party and the Indemnifying Party shall have a period of ten (10) calendar days within which to respond to such second notice. If the Indemnifying Party does not respond to the second notice within ten (10) calendar days, then the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

             (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced Prime Rate shall promptly be repaid by the Indemnitee to the Indemnifying Party.

             (f)    A failure to give timely notice as provided in this
Section 8.2 shall not affect the rights or obligations of any Party hereunder expect if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                   ARTICLE 9
                  MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS

      9.1    Survival of Representations, Warranties and Covenants.

             (a) Except as provided in subsection (b) below, each representation, warranty and covenant (other than Section 5.14 "Post-Closing - Information and Records," which shall survive the Closing Date in accordance with its term) contained in this Agreement shall survive the Closing Date and delivery of the Special Warranty Deed and Assignment for a period of eighteen
(18) months from and after the Closing Date.

             (b)    Notwithstanding subsection (a) above:

                    (1) the representations and warranties set forth in Sections
3.1 "Transaction Representations," 3.14 "Mechanics' Liens," 3.15 "Title to the Assets," 3.17 "Real Property Interests" and Section 4.1 "Transaction Representations" shall survive the Closing Date without time limitation;

                    (2) a Party's right to bring claims or actions relating to the representations and warranties set forth in Section 3.5 "Environmental Matters" or relating to Seller-Caused Environmental Conditions or Purchaser-Caused Environmental Conditions shall survive for a period of five (5) years from and after the Closing Date;

                    (3) a Party's right to bring claims or actions relating to
Section 5.6 "Taxes, Prorations and Closing Costs" shall survive the Closing Date for the applicable statute of limitations period (including any extensions thereof granted by the taxpayer or the taxing authority).

      9.2 Bulk Sales. The Parties acknowledge that bulk sales laws of the State of Texas have been repealed and are not applicable to the transactions contemplated by this Agreement.

      9.3 Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys' and consultants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, in any dispute among Purchaser, Seller and TNMP (whether or not the subject of indemnification under Article 8), the prevailing Party or Parties shall be entitled to recover from any other Party or Parties their reasonable and necessary costs and expenses, including reasonable attorneys' fees, incurred in the resolution of such dispute.

      9.4 Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Related Agreements contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations,

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warranties, commitments, offers, contracts and writings (except for the
Confidentiality Agreement) prior to the Effective Date of this Agreement, written or oral. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed by the Parties referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided.

      9.5 Schedules. The Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Each schedule shall be self-contained; that is, no material on any one schedule shall be deemed to be incorporated into any other schedule unless it is done so explicitly in each schedule in which it is deemed to appear.

      9.6 Counterparts, Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all together shall constitute one and the same instrument for all purposes.

      9.7 Severability. If any provision hereof is held invalid or unenforceable by any Governmental Authority, such holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

      9.8 Assignability. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties, but is not assignable by any Party without the prior written consent of the other Party, which consent will not be unreasonably withheld. Any such assignment is conditioned on the assignee's agreement in writing to assume the assigning Party's duties and obligations under this Agreement and the Related Agreements. Any assignment effected in accordance with this Section 9.8 "Assignability" will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Related Agreements (unless agreed to by the non-assigning Party), including all obligations under this Agreement or the Related Agreements arising on or after the assignment to such assignee.

      9.9 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

      9.10 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except Section 5-1401 of the New York General Obligations Law and except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.

      9.11 Choice of Forum. The Parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any Party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court

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sitting in the Southern District of New York. Each of the Parties hereto consents to the in personam jurisdiction of any state or federal court sitting in the Southern District of New York and waives any objection to the venue of any such suit, action or proceeding. The Parties hereto recognize that courts outside the Southern District of New York may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any Party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside the Southern District of New York, the Party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in the Southern District of New York, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for Parties, witnesses, experts and support personnel. Each of the Parties shall appoint and maintain an agent for service of process in the State of New York.

      9.12 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or by facsimile, certified mail, postage prepaid, or overnight delivery, and properly addressed as follows:

      If to Seller:                        Texas Generating Company, L.P.
                                           4100 International Plaza
                                           Fort Worth, Texas 76109
                                           Attention: Michael D. Blanchard, Esq.
                                           Fax: (817) 737-1333

      If to TNMP:                          Texas-New Mexico Power Company
                                           4100 International Plaza
                                           Fort Worth, Texas 76109
                                           Attention: Michael D. Blanchard, Esq.
                                           Fax: (817) 737-1333

      With a copy to:                      Kramer Levin Naftalis & Frankel
                                           (for Seller and/or TNMP)
                                           919 Third Avenue
                                           New York, NY 10022
                                           Attention: Thomas D. Balliett, Esq.
                                           Fax: (212) 715-8164

      If to Purchaser:                     Twin Oaks Power, LP
                                           c/o Sempra Energy Resources
                                           101 Ash Street
                                           San Diego, California 92101
                                           Attention: Reuben Rosen, Esq.
                                           Fax: (619) 696-4443

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

         With a copy to:                   Morgan, Lewis & Bockius LLP
                                           300 S. Grand Avenue, Suite 2200
                                           Los Angeles, California 90071
                                           Attention: Richard A. Shortz, Esq.
                                           Fax: (213) 612-2554

         Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

         All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.12 "Notices" are effective upon delivery, if delivered personally or by overnight mail, and, are effective five (5) days following deposit in the United States mail, postage prepaid if delivered by mail.

         9.13 Time is of the Essence. Time is of the essence of each term of this Agreement. Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.

         9.14 Termination.

              (a) Rights To Terminate. This Agreement may, by written notice given on or prior to the Closing Date, in the manner provided in Section 9.12 "Notices," be terminated at any time prior to the Closing Date:

                    (1) by Seller, TNMP or Purchaser if (A) any Governmental Authority shall have issued an Order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order, judgment or decree shall have become final and appealable or (B) any statute, rule, Order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing;

                    (2) by Seller or TNMP if there has been a material misrepresentation as of the Effective Date with respect to any of Purchaser's representations and warranties in this Agreement or a material default or breach by Purchaser with respect to the due and timely performance of any of Purchaser's covenants and agreements contained in this Agreement or in any Related Agreement, and such misrepresentation, default or breach is not cured or waived in writing by the earlier of the Closing Date or the date ten (10) days after receipt by Purchaser of written notice specifying particularly such misrepresentation, default or breach (a "Purchaser's Default");

                    (3) by Purchaser if there has been a material misrepresentation as of the Effective Date with respect to Seller's or TNMP's representations and warranties in this Agreement or a material default or breach by Seller or TNMP with respect to the due and timely performance of any of Seller's or TNMP's covenants and agreements contained in this Agreement or in any Related Agreement, and such misrepresentation, default or breach is not cured or waived in writing by the earlier of the Closing Date or the date ten
(10) days after

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

receipt by Seller or TNMP of written notice specifying particularly such misrepresentation, default or breach (a "Seller's Default" or a "TNMP's Default");

              (4)   by mutual agreement of Seller, TNMP and Purchaser;

              (5) by Seller, TNMP or Purchaser if the Closing has not occurred on or before September 30, 2002 because any condition precedent set forth in
Article 6 or Article 7, other than the condition set forth in Section 6.5 regarding obtaining the Eligible Facility Determination and regarding obtaining exempt wholesale generator status for Purchaser has not been waived or satisfied (but with respect to the conditions relating to the deliverables set forth in Sections 6.6, 6.7, 7.6, 7.11, in clauses (a) and (c) through (j) of Schedule 6.8 "Closing Deliveries By Seller and TNMP," and in clauses (a) through (g), (i) and
(j) of Schedule 7.8 "Closing Deliveries By Purchaser", such conditions are capable of being satisfied by delivery of the applicable agreement, certificate, document or opinion if the Closing were to have occurred on September 30, 2002 but for the conditions set forth in Section 6.5 regarding obtaining the Eligible Facility Determination and regarding obtaining exempt wholesale generator status for Purchaser not being satisfied as of September 30, 2002) by the applicable Party; provided that the right to terminate this Agreement under this Section 9.14(a)(5) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the direct cause of, or directly resulted in, the failure to satisfy the relevant condition precedent on or before September 30, 2002;

              (6) by Seller, TNMP or Purchaser if the Closing has not occurred on or before October 31, 2002 because the condition precedent set forth in
Section 6.5 regarding obtaining the Eligible Facility Determination has not been satisfied by Seller and TNMP or waived by Purchaser and the condition precedent set forth in Section 6.5 regarding obtaining exempt wholesale generator status for Purchaser has not been satisfied or waived by Purchaser and all other conditions precedent set forth in Article 6 or Article 7 have been waived or satisfied by the applicable Party; provided that the right to terminate this Agreement under this Section 9.14(a)(6) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the direct cause of, or directly resulted in, the failure to satisfy that condition precedent on or before October 31, 2002;

              (7) except as otherwise provided in this Agreement, by Purchaser if any Seller's Required Consents and TNMP's Required Consents shall not have been obtained or shall have been obtained but in form and substance not reasonably satisfactory to Purchaser;

              (8) by Seller or TNMP, if any of Seller's Required Consents or TNMP's Required Consents, the receipt of which is a condition to the obligation of Seller or TNMP to consummate the Closing, shall have been denied; or

              (9) by Purchaser if there shall have occurred a Material Adverse Effect.

       (b) Effect of Termination. In the event of termination of this Agreement by any of the Parties pursuant to Section 9.14(a), written notice thereof shall forthwith be given by the terminating Party to the other Party. If this Agreement is terminated pursuant to

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

Section 9.14(a) for any reason other than a Purchaser's Default, Seller's Default or TNMP's Default, the rights, obligations and liabilities of the Parties to each other under this Agreement and the Related Agreements will terminate and thereafter no Party shall have any recourse against the other by reason of this Agreement, except (i) for the obligations set forth in Sections
3.8 "Brokers," 4.3 "Brokers," 5.4 "Confidentiality," and Article 9 "Miscellaneous Agreements and Acknowledgments," (ii) for the obligations of the Parties set forth in the Confidentiality Agreement, and (iii) that Purchaser shall be entitled to refund of Purchaser's Escrow Amount within five (5) Business Days after the termination date. In the event of termination of this Agreement by any Party for a Purchaser's Default, Seller's Default or TNMP's Default, the provisions of Section 2.10 "Default" shall apply. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party, and any Confidential Information retained by the receiving Party will be kept confidential.

         9.15     [Reserved].

         9.16 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Parties to any Party, nor give any Third Parties any right of subrogation or action against any Party.

         9.17 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

         9.18 Construction of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties' agreement as of the Effective Date.

         9.19 Conflicts. In the event of any conflicts or inconsistencies between the terms of this Agreement and the terms of any of the Related Agreements, the terms of this Agreement will govern and prevail.

         9.20 Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If Seller, TNMP or Purchaser elect to proceed with the Closing with Knowledge that any closing condition in its favor has not been satisfied or with Knowledge of a breach of any representation, warranty or covenant by the other Party, the closing condition that is unsatisfied or the representation, warranty or covenant which is breached as of the Closing Date will be deemed waived by such Party, and absent a written waiver, the terms of which shall govern, such Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

         9.21 CONSENT TO JURISDICTION. EACH OF SELLER, TNMP AND PURCHASER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY LOCAL,

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STATE OR FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK OR
ADJUDICATION OF A PRELIMINARY INJUNCTION OR OTHER PROVISIONAL JUDICIAL REMEDY. EACH OF SELLER, TNMP AND PURCHASER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES SHALL APPOINT AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK.

          9.22 Sale of the Assets by Purchaser. In the event that after the Closing Date but prior to the third anniversary of the Effective Date, Purchaser consummates a transaction in which Purchaser and/or its Affiliates sell or otherwise transfer their interests in the Facility and/or the Site to a Third Party, Seller and TNMP shall be entitled to receive from Purchaser an aggregate amount equal to thirty percent (30%) of the positive difference, if any, between
(a) the purchase price allocable to such sale or transfer, net of any costs and expenses incurred by Purchaser for such sale or transfer, and (b) the Purchase Price allocated to the Facility and/or the Site; provided, however, that no amount shall be payable to Seller or TNMP in respect of a sale, transfer or other transaction undertaken by Purchaser and/or its Affiliates for financing purposes (including, without limitation, a sale-leaseback transaction or a synthetic lease financing) and which financing is repaid in accordance with its terms.

                                    * * * * *

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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              SELLER:

                              TEXAS GENERATING COMPANY, L.P.
                              a Texas limited partnership

                              By:     TEXAS GENERATING COMPANY II,
                                      L.L.C., a Texas limited liability company,
                                      its general partner

                                      By:    /s/ M. S. Cheema
                                      Name:  M. S. Cheema
                                      Title: Vice President


                              TNMP:

                              TEXAS-NEW MEXICO POWER COMPANY


                              By:     /s/ Jack V. Chambers
                              Name:   Jack V. Chambers
                              Title:  President

                              PURCHASER:

                              TWIN OAKS POWER, LP, a Texas limited
                              partnership

                              By:     SETOP I, LLC
                              Its:    General Partner

                                      By:    /s/ Michael R. Niggli
                                      Name:  Michael R. Niggli
                                      Title: President